Filed Pursuant to Rule 424(b)(5)
Registration No. 333-133956

PROSPECTUS SUPPLEMENT (To the Prospectus dated August 10, 2006)
$1,250,000,000

TÜRKİYE CUMHURİYETİ
(The Republic of Turkey)

7.5% Notes due July 14, 2017

The Republic of Turkey (the “Republic” or “Turkey”) is offering $1,250,000,000 principal amount of its 7.5% Notes due July 14, 2017 (the “notes”). The notes will constitute direct, general and unconditional obligations of the Republic. The full faith and credit of the Republic will be pledged for the due and punctual payment of all principal and interest on the notes. The Republic will pay interest on January 14 and July 14 of each year, beginning on January 14, 2010.

This prospectus supplement and accompanying prospectus dated August 10, 2006, constitute a prospectus for the purposes of Directive 2003/71/EC (the “Prospectus Directive”).

Application is being made to the Commission de Surveillance du Secteur Financier of the Grand Duchy of Luxembourg (the “CSSF”), as competent authority under the Prospectus Directive, to approve this prospectus supplement and the accompanying prospectus dated August 10, 2006 as a prospectus for the purposes of the Prospectus Directive. Application is being made to list on the Official List and trade the notes on the Regulated Market “Bourse de Luxembourg” of the Luxembourg Stock Exchange, which is a regulated market for the purposes of the Market in Financial Instruments Directive (2004/39/ EC) (“MiFiD”).

As of their issuance, the notes will be a further issuance of, will be fully fungible with, rank equally with, and form a single issue and series with, our $1,000,000,000 7.5% Notes due July 14, 2017 which were issued on January 14, 2009. The total principal amount of the previously issued notes and the notes now being issued will be $2,250,000,000.

See the section entitled “Risk Factors” for a discussion of certain factors you should consider before investing in the notes.

The notes will be designated Collective Action Securities and, as such, will contain provisions regarding acceleration and voting on amendments, modifications, changes and waivers that differ from those applicable to certain other series of U.S. dollar denominated debt securities issued by the Republic. Under these provisions, which are described in the sections entitled “Description of the Notes — Default; Acceleration of Maturity” and “— Amendments and Waivers” beginning on page S-23 of this prospectus supplement and “Collective Action Securities” beginning on page 12 of the accompanying prospectus, the Republic may amend the payment provisions of the notes and certain other terms with the consent of the holders of 75% of the aggregate principal amount of the outstanding notes.

	Per Note	Total

Public Offering Price(1)	105.18%	$1,314,750,000
Underwriting discount	0.10%	$1,250,000
Proceeds, before expenses, to the Republic of Turkey	105.08%	$1,313,500,000

(1)	Plus accrued and unpaid interest, from and including July 14, 2009 to but excluding the delivery date, in the amount of $4,427,083.33. Purchasers of the notes will be entitled to receive the semi-annual regular interest payment on January 14, 2010.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or determined that this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters are offering the notes subject to various conditions. The underwriters expect to deliver the notes on or about July 31, 2009 (the “Issue Date”), through the book-entry facilities of The Depository Trust Company, (“DTC”), against payment in same-day funds.

Joint Book Running Managers

Barclays Capital	Deutsche Bank Securities	Goldman Sachs International

The date of this prospectus supplement is July 24, 2009.

The Republic accepts responsibility for the information contained within this document. The Republic declares that having taken all reasonable care to ensure that such is the case, the information contained in this document is, to the best of its knowledge, in accordance with the facts and makes no omission likely to affect its import.

Unless otherwise stated, all annual information, including budgetary information, is based upon calendar years. Figures included in this prospectus supplement and the accompanying prospectus have been subject to rounding adjustments; accordingly, figures shown for the same item of information may vary, and figures that are totals may not be an arithmetical aggregate of their components.

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference, in making your investment decision. The Republic has not authorized anyone to provide you with any other information. If you receive any unauthorized information, you must not rely on it.

The Republic is offering to sell the notes only in places where offers and sales are permitted.

You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than its respective date.

The Republic is a foreign sovereign state. Consequently, it may be difficult for investors to obtain or realize upon judgments of courts in the United States against the Republic. See “Debt Securities — Governing Law and Consent to Service” in the accompanying prospectus.

References to “TL” in this prospectus supplement are to the Turkish Lira, the Republic’s new official currency, which was introduced on January 1, 2009. References to “US$”, “$”, “U.S. dollars” and “dollars” in this prospectus supplement are to lawful money of the United States of America.

Translations of amounts from Turkish Lira to dollars are solely for the convenience of the reader and, unless otherwise stated, are made at the exchange rate prevailing at the time as of which such amounts are specified. No representation is made that the Turkish Lira or dollar amounts referred to herein could have been or could be converted into dollars or Turkish Lira, as the case may be, at any particular rate or at all.

SUMMARY

This summary should be read as an introduction to the prospectus supplement and the accompanying prospectus. Any decision to invest in the notes by an investor should be based on consideration of the prospectus supplement and the accompanying prospectus as a whole. Where a claim relating to the information contained in the prospectus supplement or the accompanying prospectus is brought before a court in a Member State of the European Economic Area, the plaintiff may, under the national legislation of the Member State where the claim is brought, be required to bear the costs of translating the prospectus supplement and the accompanying prospectus before the legal proceedings are initiated.

Issuer	The Republic of Turkey.

The Republic of Turkey is located in southwestern Asia, where it borders Iran, Armenia, Georgia, Azerbaijan, Iraq and Syria, and southeastern Europe, where it borders Greece and Bulgaria, with a total territory (inclusive of its lakes) of approximately 814,578 square kilometers. Turkey’s population, as of June 2005, was estimated to be 73.0 million.

The Republic of Turkey was founded in 1923 and currently has a parliamentary form of government. It has recently undertaken many reforms to strengthen its democracy and economy, in connection with its accession negotiations with the European Union.

Securities Offered	$1,250,000,000 principal amount of 7.5% Notes due July 14, 2017.

Maturity Date	July 14, 2017.

Issue Price	105.180% of the principal amount of the notes plus accrued and unpaid interest from and including July 14, 2009 to but excluding the delivery date.

Interest Payment Dates	January 14 and July 14, of each year, commencing January 14, 2010.

Status and Ranking	The notes will be a further issuance of, will be fully fungible with, rank equally with, and form a single issue and series with, our $1,000,000,000 7.5% Notes due July 14, 2017 which were issued on January 14, 2009. Following the issuance of notes pursuant to this prospectus supplement, the aggregate principal amount of the 7.5% Notes due July 14, 2017 will be $2,250,000,000.

Upon issuance, the notes will be our direct unconditional and general obligations and will rank equally with our other external debt denominated in currencies other than Turkish Lira which is (i) payable to a person or entity not resident in Turkey and (ii) not owing to a Turkish citizen. See “Debt Securities — Status of the Debt Securities” and “Debt Securities — Negative Pledge” in the accompanying prospectus.

Markets	The notes are offered for sale in those jurisdictions where it is legal to make such offers. See “Underwriting”.

Listing and Admission to Trading	Application is being made to list on the Official List and trade the notes on the Regulated Market “Bourse de Luxembourg” of the Luxembourg Stock Exchange.

Negative Pledge	Clause (9) of the definition of Permitted Lien set forth on pages five and six of the accompanying prospectus shall read as follows for purposes of the notes: Liens on assets (other than official holdings of gold) in existence on January 14, 2009, provided that such Liens remain confined to the assets affected thereby on January 14, 2009, and secure only those obligations so secured on January 14, 2009.

Form	The notes will be book-entry securities in fully registered form, without coupons, registered in the names of investors or their nominees in denominations of $100,000 and integral multiples of $1,000 in excess thereof.

Clearance and Settlement	Beneficial interests in the notes will be shown on, and transfer thereof will be effected only through, records maintained by DTC and its participants, unless certain contingencies occur, in which case the notes will be issued in definitive form. Investors may elect to hold interests in the notes through DTC, Euroclear Bank S.A./N.V. (“Euroclear”) or Clearstream Banking Luxembourg, société anonyme (“Clearstream Banking Luxembourg”), if they are participants in such systems, or indirectly through organizations that are participants in such systems. See “Global Clearance and Settlement”.

Payment of Principal and Interest	Principal and interest on the notes will be payable in U.S. dollars or other legal tender of the United States of America. As long as the notes are in the form of a book-entry security, payments of principal and interest to investors shall be made through the facilities of DTC. See “Description of the Notes — Payments of Principal and Interest” and “Global Clearance and Settlement — Ownership of Notes through DTC, Euroclear and Clearstream Banking Luxembourg”.

Default	The notes will contain events of default, the occurrence of which may result in the acceleration of our obligations under the notes prior to maturity. See “Debt Securities — Default” and “— Acceleration of Maturity” in the accompanying prospectus.

Collective Action Securities	The notes will be designated Collective Action Securities under the Fiscal Agency Agreement, dated as of December 15, 1998, between the Republic and The Bank of New York Mellon (successor-in-interest to JPMorgan Chase Bank, N.A.), as amended by Amendment No. 1 to Fiscal Agency Agreement, dated as of September 17, 2003, and Amendment No. 2 to the Fiscal Agency Agreement, dated as of January 7, 2004 (collectively, the “Fiscal Agency Agreement”). The notes will contain provisions regarding acceleration and voting on amendments, modifications, changes and waivers that differ from those applicable to certain other series of U.S. dollar denominated debt securities issued by the Republic and described in the accompanying prospectus. The provisions described in this prospectus supplement will govern the notes. These provisions are commonly referred to as “collective action clauses.” Under these provisions, the Republic may amend certain key terms of the notes, including the maturity date, interest rate and other payment terms, with the consent of the holders of not less than 75% of the aggregate principal amount of the outstanding notes. Additionally, if an event of default has occurred and is continuing, the notes may be declared to be due and payable immediately by holders of not less than 25% of the aggregate principal amount of the outstanding notes. These provisions are described in the sections entitled “Description of the Notes — Default; Acceleration of Maturity” and “— Amendments and Waivers” in this prospectus supplement and “Collective Action Securities” in the accompanying prospectus.

Sinking Fund	None.

Prescription Period	None.

Use of Proceeds	The Republic will use the net proceeds of the sale of the notes for general financing purposes, which may include the repayment of debt. The amount of net proceeds (before expenses) is $1,313,500,000.

Risk Factors	Risks associated with the notes generally include: 1) the trading market for debt securities may be volatile and may be adversely impacted by many events; 2) there may be no active trading market for the notes; 3) the notes may not be a suitable investment for all investors; 4) the notes are unsecured; 5) the terms of the notes may be modified, waived or substituted without the consent of all of the holders; 6) there can be no assurance that the laws of the State of New York in effect as at the date of this prospectus supplement will not be modified; and 7) there may be certain legal restraints in relation to investment in the notes with regard to the particular circumstances of any investor.

Risks associated with the Republic generally include: 1) there can be no assurance that Turkey’s credit ratings will not change; 2) changes in the Republic’s domestic and international political and economic environment may have a negative effect on its financial condition; 3) the risks arising from the relatively short maturity structure of domestic borrowing and the potential deterioration in financing conditions as a result of market, economic and political factors, which may be outside the Republic’s control, may jeopardize the debt dynamics of the Republic; 4) potential inflation risks; 5) risks associated with Turkey’s current account deficit; 6) risks associated with the foreign exchange rate of the Republic’s currency; 7) Turkey is a foreign sovereign state and accordingly it may be difficult to obtain or enforce judgments against it; 8) risks associated with delays or other adverse developments in the Republic’s accession to the European Union which may have a negative impact on the Republic’s economic performance and credit ratings; 9) risks associated with pending arbitration proceedings; and 10) risks associated with external shocks.

These risk factors are described in the section entitled “Risk Factors” of this prospectus supplement.

Fiscal Agency Agreement	The notes will be issued pursuant to the fiscal agency agreement.

Taxation	For a discussion of United States, Turkish and Luxembourg tax consequences associated with the notes, see “Taxation” in this prospectus supplement. Investors should consult their own tax advisors in determining the foreign, U.S. federal, state, local and any other tax consequences to them of the purchase, ownership and disposition of the notes.

Governing Law	The notes will be governed by the laws of the State of New York, except with respect to the authorization and execution of the notes, which will be governed by the laws of the Republic of Turkey.

RISK FACTORS

You should read this entire prospectus supplement and the accompanying prospectus carefully. Words and expressions defined elsewhere in this prospectus supplement and the accompanying prospectus have the same meanings in this section. Investing in the notes involves certain risks. In addition, the purchase of the notes may involve substantial risks and be suitable only for investors who have the knowledge and experience in financial and business matters to enable them to evaluate the risks and merits of an investment in the notes. You should make your own inquiries as you deem necessary without relying on the Republic or any underwriter and should consult with your financial, tax, legal, accounting and other advisers, prior to deciding whether to make an investment in the notes. You should consider, among other things, the following:

Risks Relating to the Notes

The trading market for debt securities may be volatile and may be adversely impacted by many events.

The market for the notes issued by the Republic is influenced by economic and market conditions and, to varying degrees, interest rates, currency exchange rates and inflation rates in the United States and Europe and other industrialized countries. There can be no assurance that events in Turkey, the United States, Europe or elsewhere will not cause market volatility or that such volatility will not adversely affect the price of the notes or that economic and market conditions will not have any other adverse effect.

There may be no active trading market for the notes.

There can be no assurance that an active trading market for the notes will develop, or, if one does develop, that it will be maintained. If an active trading market for the notes does not develop or is not maintained, the market or trading price and liquidity of the notes may be adversely affected. If the notes are traded after their initial issuance, they may trade at a discount to their initial offering price, depending upon prevailing interest rates, the market for similar securities, general economic conditions and the financial condition of the Republic. Although an application has been made to list on the Official List and trade the notes on the Regulated Market “Bourse de Luxembourg” of the Luxembourg Stock Exchange, there is no assurance that such application will be accepted or that an active trading market will develop.

The notes may not be a suitable investment for all investors.

You must determine the suitability of investment in the notes in the light of your own circumstances. In particular, you should:

(i) have sufficient knowledge and experience to make a meaningful evaluation of the notes and the merits and risks of investing in the notes;

(ii) have access to, and knowledge of, appropriate analytical tools to evaluate, in the context of its particular financial situation, an investment in the notes and the impact the notes will have on your overall investment portfolio;

(iii) have sufficient financial resources and liquidity to bear all of the risks of an investment in the notes, including where the currency for principal or interest payments is different from your currency;

(iv) understand thoroughly the terms of the notes and be familiar with the behavior of any relevant indices and financial markets; and

(v) be able to evaluate (either alone or with the help of a financial adviser) possible scenarios for economic, interest rate and other factors that may affect your investment and your ability to bear the applicable risks.

The notes are unsecured.

The notes constitute unsecured obligations of the Republic.

The notes contain provisions that permit the Republic to amend the payment terms without the consent of all holders.

The notes contain provisions regarding acceleration and voting on amendments, modifications, changes and waivers, which are commonly referred to as “collective action clauses”. Under these provisions, certain key provisions of the notes may be amended, including the maturity date, interest rate and other payment terms, with the consent of the holders of 75% of the aggregate principal amount of the outstanding notes. See “Description of the Notes — Default; Acceleration of Maturity” and “— Amendments and Waivers” in this prospectus supplement and “Collective Action Securities” in the accompanying prospectus.

There can be no assurance that the laws of the State of New York in effect as at the date of this prospectus will not be modified.

The conditions of the notes are based on the laws of the State of New York in effect as at the date of this prospectus supplement. No assurance can be given as to the impact of any possible judicial decision or change to New York law or administrative practice after the date of this prospectus supplement.

Legal investment considerations may restrict certain investments.

The investment activities of certain investors are subject to legal investment laws and regulations, or review or regulation by certain authorities. You should consult your legal advisers to determine whether and to what extent (1) the notes are legal investments for you, (2) the notes can be used as collateral for various types of borrowing and (3) other restrictions apply to its purchase or pledge of any notes. Financial institutions should consult their legal advisors or the appropriate regulators to determine the appropriate treatment of notes under any applicable risk-based capital or similar rules.

Risks Relating to the Republic

Turkey is a foreign sovereign state and accordingly it may be difficult to obtain or enforce judgments against it.

The Republic is a sovereign state. Consequently, your ability to sue the Republic may be limited. See “Debt Securities — Governing Law and Consent to Service” in the accompanying prospectus.

The Republic has not consented to service or waived sovereign immunity with respect to actions brought against it under United States federal securities laws or any State securities laws. In the absence of a waiver of immunity by the Republic with respect to these actions, it would not be possible to obtain judgment in such an action brought against the Republic in a court in the United States unless the court were to determine that the Republic is not entitled under the Foreign Sovereign Immunities Act to sovereign immunity with respect to such action. Further, even if a United States judgment could be obtained in such an action, it may not be possible to enforce in the Republic a judgment based on such a United States judgment. Execution upon property of the Republic located in the United States to enforce a United States judgment may not be possible except under the limited circumstances specified in the Foreign Sovereign Immunities Act.

There can be no assurance that Turkey’s credit rating will not change.

Long-term debt of the Republic is currently rated BB- (Negative Outlook) by Standard and Poor’s, Ba3 (Stable Outlook) by Moody’s and BB- (Stable Outlook) by Fitch. A security rating is not a recommendation to buy, sell or hold securities and may be subject to suspension, reduction or withdrawal at any time by the assigning rating agency. Any adverse change in an applicable credit rating could adversely affect the trading price for the notes. The current ratings are sub-investment grade. They indicate that the notes are regarded as having significant speculative characteristics, and that there are major ongoing uncertainties or exposure to financial or economic conditions which could compromise the Republic’s capacity to meet its financial commitment on the notes.

Political and Economic Environment.

The Republic has from time to time experienced volatile political, economic and social conditions and two financial crises in 1994 and 2000/2001. It is possible that these may recur and, if they are sufficiently severe, affect the Republic’s financial condition. Turkey has not defaulted on any principal or interest of any external debt represented by bonds issued in public international markets since it began issuing such bonds in 1988. In 1978, 1979 and 1980, Turkey rescheduled an aggregate amount of approximately $3.95 billion of its external debt consisting of commercial and government credits, which represented 20.6% of Turkey’s total outstanding external debt at that time. Turkey initiated the rescheduling to avoid a possible default under its external debt. Since that rescheduling, Turkey has always paid, when due, the full amount of principal and interest on its direct and indirect external debt. Turkey completed all payments under the rescheduling in July 1992.

Turkey has been a parliamentary democracy since 1923. Since its formation in 1923, Turkey has had 60 governments and political disagreements have frequently resulted in early elections. In Turkey’s most recent national elections, held in July 2007, the Justice and Development Party won a large majority in the Assembly. Recep Tayyip Erdogan has served as Prime Minister since March 2003. On August 28, 2007, Abdullah Gül was elected the 11th president of Turkey.

The Turkish military establishment has historically been an important factor in Turkish government and politics, interfering with civilian authority three times since 1959 (in 1960, 1971 and 1980). Each time, the military withdrew after the election of a new civilian government and the introduction of changes to the legal and political systems.

Any negative changes in the political environment of the Republic may affect the stability of the Turkish economy. In addition, the failure of the Turkish Government to implement its proposed economic and financial policies may also adversely affect the Turkish economy.

International Considerations.

As a result of economic instability in many developed and emerging markets, the international financial markets have experienced a significant amount of volatility and many financial market indices have declined significantly. The potential impact of such volatility on the Turkish market and on Turkish securities is uncertain.

The Republic is located in a region which has been subject to ongoing political and security concerns, especially in recent years. Political uncertainty within Turkey and in certain neighboring countries, such as Iran, Iraq, Georgia, Armenia and Syria, has historically been one of the potential risks associated with investment in Turkish securities. Political instability in the Middle East has increased since the terrorist attacks of September 11, 2001. The period since the commencement of military action by the United States and its allies in Iraq in March 2003 has been characterized by frequent incidents of violence and sectarian conflict in Iraq and increased risk of terrorist acts both against the United States and its allies.

In recent years, Turkey has experienced a number of terrorist incidents, including four bombings in November 2003 and a bombing in March 2004 and December 2008 in Istanbul. During 2006 Turkey experienced a series of bombings, including the August 2006 bombings in Istanbul, Antalya and Marmaris. In May 2007, Turkey experienced a bombing in Ankara and bombings in Istanbul in July 2008. If additional attacks occur in the future, Turkey’s capital markets, levels of tourism in Turkey and foreign investment in Turkey, among other things, may suffer.

Refinancing Risk.

The Republic has sizeable amounts of domestic and international debt. Central government gross domestic debt stock was approximately TL301.9 billion and central government gross external debt stock was approximately $71.3 billion as of the end of May 2009. Given the relatively short maturity structure of domestic borrowing, any deterioration in financing conditions as a result of market, economic or political factors, which may be outside the Republic’s control, may jeopardize the debt dynamics of the Republic.

Inflation Risk.

In the past, the Republic experienced substantial inflationary pressures and inflation was one of the most serious problems faced by the Turkish economy during the last decade. As a result of the financial crises in November 2000 and February 2001, at the end of 2001, the Wholesale Price Index (“WPI”) increased to 88.6% from 32.7% at the end of 2000 and the Consumer Price Index (“CPI”) increased to 68.5% from 39.0% at the end of 2000. Since 2001, due to the Government policies intended to combat these high levels of inflation, which were supported by the 2002-2004 Stand-By Arrangement with the IMF, inflation in the Republic has decreased substantially. WPI decreased to 13.8% at the end of 2004. CPI decreased to 9.3% at the end of 2004 and 7.7% at the end of 2005. In January 2005, the State Institute of Statistics introduced the Producer Price Index (“PPI”) to replace WPI and the PPI was approximately 2.7% at the end of 2005. The Republic’s PPI and CPI for the December 2005 — December 2006 period was 11.58% and 9.65%, respectively, for the December 2006-December 2007 period, 5.94% and 8.39%, respectively and for the December 2007 — December 2008 period, was 8.11% and 10.06% respectively. There can be no assurance that inflation will not increase further in the near future. In particular, recent increases in prices, such as food prices, could cause an increase in inflation. In addition, an increase in inflation and any significant depreciation of the New Turkish Lira may affect negatively any efforts by the Turkish government to combat inflation.

Current Account Deficit

The current account deficit (“CAD”) has widened considerably in recent years mainly due to the widening trade deficit. CAD increased from $7.5 billion in 2003 (2.5% of GDP) to $14.4 billion (3.7% of GDP) in 2004, $22.1 billion (4.6% of GDP) in 2005, $32.1 billion (6.1% of GDP) in 2006, $38.2 billion (5.9% of GDP) in 2007 and $41.5 billion (5.6% of GDP) in 2008. In January — May 2009, the current account produced a deficit $4.6 billion, as compared to a deficit of approximately $22.3 billion in the same period of 2008. Because of slowing economic activity and falling energy prices, imports dropped at a more rapid pace than exports and the foreign trade deficit has been narrowing since the third quarter of 2008.

Exchange Rate Risk and Exchange Rate.

The depreciation of the Turkish Lira against the U.S. dollar or other major currencies might adversely affect the financial condition of the Republic. Any significant depreciation of the Turkish Lira against the U.S. dollar or other major currencies might also have a negative effect on the Republic’s ability to repay its debt denominated in currencies other than the New Turkish Lira, including the amounts due under the notes. As a result of the financial crises in November 2000 and February 2001, the Turkish Lira depreciated from TL675,004 per U.S. dollar at December 31, 2000 to TL1,446,510 per U.S. dollar at December 31, 2001 and then further depreciated to TL1,642,384 per U.S. dollar at December 31, 2002. As the Turkish Government began implementing economic and financial reforms, the value of the Turkish Lira increased to TL1,393,278 per U.S. dollar at December 31, 2003. The Turkish Lira further appreciated to TL1,348,600 per U.S. dollar at December 31, 2004 and was YTL 1.34950 per U.S. dollar at December 31, 2005, YTL1.4056 per U.S. dollar at December 29, 2006 and YTL1.1593 per U.S. dollar at December 31, 2007. Due to the market volatility, the Turkish Lira depreciated to YTL1.5218 per U.S. dollar at December 31, 2008.

Accession to the European Union.

The Republic commenced negotiations on its accession to the European Union (the “EU”) on October 3, 2005 and expects to join the EU at some point in the future. However, the Republic’s accession depends on a number of economic and political factors relating to both Turkey and the EU. Although the shared objective of the negotiations is accession, these negotiations are an open-ended process, the outcome and timing of which cannot be guaranteed. The EU decided in 2006 to suspend negotiations in eight out of 35 parts, or “chapters”, and not to “close” the other 27 chapters, of the Republic’s accession negotiations because of the Republic’s restrictions with respect to the Greek Cypriot Administration. More information, as well as a summary of the most recent EU Progress Report released on November 5, 2008, is provided in the section entitled “Recent Developments” under the heading “International Relations.” Delays or other adverse developments in Turkey’s accession to the EU may have a negative effect on Turkey’s economic performance and credit ratings.

Pending Arbitration Proceedings.

Several claimants have filed claims against the Republic ranging in the amounts of $750 million to $19 billion before the International Center for the Settlement of Investment Disputes or under the United Nations Commission on International Trade Arbitration Rules alleging either that (a) they have been harmed because the SDIF’s takeover of banks indirectly impaired their investments in companies affiliated with these banks or their shareholders, without adequate compensation or (b) they have been indirectly harmed because the Republic cancelled certain contracts with companies in which they allege they held investments. While the Republic does not believe that such proceedings will in aggregate have a material adverse impact on the Republic, the outcome of these arbitration proceedings is uncertain.

The Republic’s economy remains vulnerable to external shocks, including the current global economic crisis and those that could be caused by future significant economic difficulties of its major regional trading partners or by more general “contagion” effects, which could have an adverse effect on the Republic’s economic growth and its ability to service its public debt.

Emerging market investment generally poses a greater degree of risk than investment in more mature market economies because the economies in the developing world are more susceptible to destabilization resulting from domestic and international developments.

The Republic’s economy remains vulnerable to external shocks, including the current global economic crisis. A significant decline in the economic growth of any of the Republic’s major trading partners, such as the European Union, could have a material adverse impact on the Republic’s balance of trade and adversely affect the Republic’s economic growth. The European Union is the Republic’s largest export market. A decline in demand for imports from the European Union could have a material adverse effect on Turkish exports and the Republic’s economic growth.

In addition, because international investors’ reactions to the events occurring in one emerging market country sometimes appear to demonstrate a “contagion” effect, in which an entire region or class of investment is disfavored by international investors, the Republic could be adversely affected by negative economic or financial developments in other emerging market countries. While in recent years the Republic has improved its banking structure, reduced its external vulnerability and consolidated sound macroeconomic policies, which in turn improved its borrowing costs and maturities, the Republic has been adversely affected by such contagion effects on a number of occasions, including following the two financial crises in 1994 and 2000/2001 and the current global economic crisis. Similar developments can be expected to affect the Turkish economy in the future.

There can be no assurance that any crises such as those described above or similar events will not negatively affect investor confidence in emerging markets or the economies of the principal countries in Europe, including the Republic. In addition, there can be no assurance that these events will not adversely affect the Republic’s economy and its ability to raise capital in the external debt markets in the future.

RECENT DEVELOPMENTS

The information included in this section supplements the information about the Republic contained in the Republic’s Annual Report for 2007 on Form 18-K filed with the SEC on September 30, 2008, as amended from time to time. To the extent the information in this section is inconsistent with the information contained in the Annual Report for 2007, as amended from time to time, the information in this section supersedes and replaces such information. Initially capitalized terms not defined in this section have the meanings ascribed to them in the Annual Report for 2007.

GENERAL

On April 14, 2008, discussions on the seventh review under the Stand-By Arrangement between the Republic and the International Monetary Fund (the “IMF”) were concluded and an agreement was reached with the authorities on a package of policies aimed at completing the seventh and final review under the Stand-By Arrangement. On May 9, 2008, the seventh review and disbursement of the remaining balance of SDR1 2.25 billion (approximately $3.65 billion at the time of the release) was approved by the IMF Executive Board, which completed the 19th Stand-By Arrangement. In order to conduct negotiations on a possible new stand-by arrangement, an IMF mission visited the Republic from January 8-26, 2009. Since then, the discussions between the IMF and the Republic have been continuing with a view to reach an agreement on the terms of a new IMF-supported program.

The Undersecretariat of the Turkish Treasury together with the World Bank launched the Country Partnership Strategy (“CPS”) of Turkey on February 28, 2008. The CPS covers the period between 2008 and 2011 and is designed to provide Turkey with financial and technical support. The CPS package, which envisages total financial support of $6.2 billion, consists of both investment and program loans. On June 20, 2008, it was announced that the Executive Board of the World Bank approved the Programmatic Public Sector Development Policy Loan-II (“PPDPL-II”) with a total funding of €255.4 million (approximately $400 million) under the CPS. On December 16, 2008, it was announced that the Executive Board of the World Bank approved the Competitiveness and Employment Developments Policy Loan-II (“CEDPL-II”) with a total funding of €342.8 million (approximately $500 million) under the CPS. Approximately $2 billion of these funds have already been disbursed. On May 28, 2009, the Executive Board of the World Bank approved financing of $600 million for Turkey’s Private Sector Renewable Energy and Energy Efficiency Project. On June 11, 2009, the Executive Board of the World Bank approved the Programmatic Electricity Sector Development Policy Loan-I with a total funding of €548.4 million (approximately $800 million).

On July 31, 2008, Standard & Poor’s revised the outlook for the Republic’s BB- foreign currency rating from negative to stable and on November 13, 2008, Standard & Poor’s revised the outlook for the Republic’s BB- foreign currency rating from stable to negative. The Republic’s foreign currency rating from Fitch Ratings is BB- with a stable outlook since May 10, 2007 and its foreign currency rating from Moody’s is Ba3 with a stable outlook since December 14, 2005.

On April 17, 2008, the Assembly approved a revised social security reform law (Law No. 5754), which addresses the objections raised by the Constitutional Court to the Social Insurance and General Health Insurance Law (Law No. 5510), The reform is expected to make a significant contribution to securing fiscal sustainability over the medium and long term. Law No. 5754 also establishes a new universal health insurance framework. To promote efficiency in this area, Law No. 5754 authorizes the Social Security Institution to set copayment rates for outpatient services that are differentiated between primary, secondary and tertiary levels. Law No. 5754 was approved by President Gül and published in the Official Gazette on May 8, 2008 (No. 26870).

The Turkish social security system has recorded an increasing deficit in recent years. The Social Security Institutions (“SSIs”) estimated deficit was 2.72% of GDP in 2008. SSIs realized a deficit of 2.27% of GDP in 2002, 2.95% of GDP in 2003, 2.85% of GDP in 2004, 2.88% of GDP in 2005, 2.46% of GDP in 2006 and 2.92% of GDP in 2007. The low premium collection rates and the increasing rate of health and insurance expenditures are the main factors for the increasing deficit of the social security system.

1 The Special Drawing Right, or SDR, serves as the unit of account of the IMF. The value of the SDR in terms of U.S. dollars was SDR 1 = $1.557880 on July 21, 2009.

On December 27, 2008, the Assembly approved the Central Government Budget Law for 2009 (Law No. 5828). According to Law No. 5828, total central government budget expenditure target is TL259.2 billion and total central government budget revenue target is TL248.76 billion for year 2009. The total central government budget deficit for year 2009 is envisaged to be approximately TL10.4 billion. Law No. 5828 was published in the Official Gazette on December 31, 2008 (No. 27097r)

The 2008 budget was drawn up with the aim of achieving a primary surplus target for the consolidated government sector equivalent to 4.2% of GDP. However, with the announcement of the medium term fiscal framework on May 3, 2008, the primary surplus target for 2008 was reduced to 3.5% of GDP from 4.2% to accommodate recent policy initiatives such as labor market reform, local government reform and expediting investments in high yielding infrastructure projects.

As of January 1, 2009, the prefix “new” was removed from the name of the currency of the Republic (New Turkish Lira) and the currency of the Republic will be referred to as Turkish Lira. The New Turkish Lira banknotes and coins together with the Turkish Lira banknotes and coins will be in circulation until the end of year 2009.

Several claimants have filed claims against the Republic ranging in the amounts of $750 million to $19 billion before the International Center for the Settlement of Investment Disputes or under the United Nations Commission on International Trade Arbitration Rules alleging either that (a) they have been harmed because the Savings Deposit Insurance Fund’s (“SDIF”) takeover of banks indirectly impaired their investments in companies affiliated with these banks or their shareholders, without adequate compensation or (b) they have been indirectly harmed because the Republic cancelled certain contracts with companies in which they allege they held investments. The Republic believes that it has meritorious defenses to all of these claims. While the Republic does not believe that such proceedings will in aggregate have a material adverse impact on the Republic, the outcome of these arbitration proceedings is uncertain.

On February 20, 2008, the Assembly re-approved the Foundations Law (Law No. 5555) that was originally vetoed by former President Sezer and returned to the Assembly for review of the ninth article. The new law (Law No. 5737) allows foreigners to establish new foundations in Turkey on the principle of legal and actual reciprocity. Foundations will also be able to establish economic enterprises and companies on the condition that they notify Turkey’s foundations authority. Law No. 5737 was approved by President Gül and published in the Official Gazette on February 27, 2008 (No. 26800).

The decision of the Council of Ministers to reduce the withholding tax rate applied to income generated by Turkish residents on the sale and purchase of shares through banks and intermediary institutions from 10% to 0% was published in the Official Gazette on November 13, 2008 (No. 27053).

On November 13, 2008, the Assembly approved a new law (Law No. 5811) that facilitates bringing certain assets, including gold, cash and securities, in to the country and/or registering such assets. Law No. 5811 also transferred the authority to increase the limit of government guarantee for deposits in the banking system from SDIF to the Council of Ministers for two years. On June 17, 2009, the Assembly approved another law (Law No. 5917) that lengthens the duration of the application period to bring in the assets that were specified in Law No. 5811 to the country until the end of September 2009. Law No. 5917 was published in the Official Gazette on July 10, 2009 (No. 27284).

On December 5, 2008, in an attempt to help banks shield themselves from the impact of the global financial crisis, the Central Bank cut reserve requirement ratios from 11% to 9% for foreign exchange liabilities; providing around $2.5 billion in extra liquidity to the financial system.

The government has also taken measures to combat the national and global financial crisis, such as reducing private consumption tax for cable, wireless, mobile services, increasing short-term employment benefits, giving motor vehicle tax exemption to cars more than 30 years old and introducing tax incentives to the companies for certain investments in certain regions. These measures were published in the Official Gazette on February 28, 2009 (No. 27155).

A stimulus package including a value added tax cut on certain houses and a private consumption tax cut for home appliances and certain types of automobiles was published in the Official Gazette on March 16, 2009 (Council of

Minister’s Decision No. 2009/14802, published in Official Gazette No. 27171). Both tax reductions were initially effective until June 15, 2009 but has been extended until September 30, 2009 (Council of Minister’s Decision No. 2009/15081, published in Official Gazette No. 27260). A Council of Ministers decision (No. 14803) regarding the reduction of Resource Utilization Support Fund levied on consumer credits from 15% to 10% was also published in the same Official Gazette.

A package including value added tax cuts levied on the sale of real estates, electronic, furniture and industrial machines has been published in the Official Gazette on March 29, 2009 (No. 27184). On April 14, 2009 the content of this package was extended to include, among others, automotive by products, telephone equipment and certain types furniture (No. 27200).

On June 4, 2009, the Government announced a new stimulus package that includes investment incentives, certain measures to enhance employment and a new credit guarantee fund for small and medium sized enterprises. On June 18, 2009, Law No. 5909 that enables the Turkish Treasury to transfer up to TL1 billion resource to the “Credit Guarantee Fund” was approved by the Assembly. Law No 5909 was published in the Official Gazette on June 24, 2009 (No. 27268).

On June 16, 2009, a Council of Ministers decision (No. 14803) regarding the foreign currency lending practices in Turkey was published in the Official Gazette (No. 27260). This new regulation aims to facilitate the foreign currency lending practices of the corporate sector in Turkey by easing restrictions on Turkish companies’ ability to obtain foreign currency loans.

Currently, a new Commercial Code is being discussed in Parliament. Under the proposed Commercial Code, among other things, companies would be required to prepare financial statements in accordance with International Financial Reporting Standards.

On April 13, 2009, Turkey announced its European Union (EU) Pre-Accession Economic Program for the 2009-2011 period. According to the program, Turkey’s economy is expected to have growth rates of (3.6)%, 3.3% and 4.5% in 2009, 2010 and 2011, respectively. Inflation targeting regime will be continued in compliance with the main objective of establishing price stability. The end-year inflation targets for the years 2009, 2010 and 2011 are set as 7.5%, 6.5% and 5.5%, respectively. The program forecasts unemployment rates of 13.5%, 13.9% and 13.9% in 2009, 2010 and 2011, respectively. The program also forecasts the current balance deficit of around USD 11 billion in 2009, USD 18.6 billion in 2010 and USD 26.4 billion in 2011.

As of July 22, 2009, at least 21 people in Turkey have tested positive for the deadly H5N1 strain of the bird flu virus (12 of which have been confirmed by the World Health Organization (the “WHO”), including 4 children who died from the disease). The most recent human case of the H5N1 strain of the bird flu virus in Turkey was reported on January 30, 2006. On January 22, 2008, a new H5N1 case in poultry was reported in the northern Black Sea region.

As of July 6, 2009, according to the WHO, there were 40 laboratory confirmed cases reported in Turkey of the H1N1 strain of swine flu virus. The Ministry of Health has been in contact with the WHO and other international health organizations since the outbreak of the infection and is taking precautions in accordance with WHO recommendations.

POLITICAL CONDITIONS

The following table sets forth the composition of the Assembly by total number of seats as of July 21, 2009:

Political Party	Number of Seats

Justice and Development Party (AKP)	338
Republican People’s Party (CHP)	97
Nationalist Action Party (MHP)	69
Democratic Society Party (DTP)	21
Democratic Socialist Party (DSP)	8
Independents	10
Türkiye Party	1
Vacant	6[2]
Total	544

Source: The Grand National Assembly of Turkey

On July 25, 2008, the 13th Penal Court of Istanbul agreed to hear a case against 86 people (including two senior retired army officials, one political party leader and a number of journalists and non-governmental organization members) accused of, among other things, inciting an armed insurrection, aiding a terrorist group and plotting to overthrow the government. The first hearing was held on October 20, 2008 and the case is still under review by the 13th Penal Court of Istanbul. As of July 21, 2009, a total of 194 people (including army officers, policemen and journalists) have been investigated in relation to this case.

The most recent local elections for municipalities were held on March 29, 2009. The Justice and Development Party (AKP) received 38.75% of the votes cast for the seats in city councils of the municipalities and was able to secure the mayoral position in 45 out of 81 cities. The Republican People’s Party (CHP) received 23.11% of the votes cast for the seats in city councils and won mayoral positions in 13 cities. The Nationalist Action Party (MHP) and the Democratic Society Party (DTP) received 16.05% and 5.69% of the votes, respectively. The next general election is expected to be held on July 2011.

KEY ECONOMIC INDICATORS

•	In the first quarter of 2009, GDP (at constant prices) decreased by 13.8% compared to the same period in 2008. In the last quarter of 2008, GDP (at constant prices) decreased by 6.2% compared to the same period in 2007. Annual GDP (at constant prices) in 2008 increased by 1.1%. In the third quarter of 2008, GDP (at constant prices) grew by an estimated 1.2% compared to the same period in 2007. In the second quarter of 2008, GDP (at constant prices) grew by an estimated 2.8% compared to the same period in 2007. In the first quarter of 2008, GDP (at constant prices) grew by an estimated 7.3% compared to the same period in 2007. Annual GDP (at constant prices) in 2007 increased by 4.7%.

•	For the month of June 2009, CPI increased by 0.11% and PPI increased by 0.94%.

•	The Republic’s CPI and PPI in June 2009 increased by 5.73% and decreased by 1.86%, respectively, compared to the same month of the previous year. The year-end CPI was 10.06% for 2008 while the official CPI year-end target for 2008 was 4%. In 2008, inflation was largely affected by developments in the global economy. Inflation rates increased in parallel with the sharp increase in commodity prices in the first three quarters of 2008. However, with the reversal in the global commodity prices as a result of the intensification of the global financial crisis, inflation rates trended downward in the last quarter of 2008.

2 The six vacant seats were held by five recently deceased members of the Assembly and President Gül who resigned from his parliamentary seat.

Inflation Path Consistent with the Year-End Inflation Target and the Uncertainty Band for 2009

	June	September	December

Uncertainty Band (Upper Limit)	10.80	10.50	9.50
Path Consistent with the Target	8.80	8.50	7.50
Uncertainty Band (Lower Limit)	6.80	6.50	5.50

•	On July 20, 2009, the Central Bank foreign exchange buying rate for U.S. dollars was TL1.5032 per U.S. dollar, compared to an exchange buying rate of TL1.1843 per U.S. dollar on July 21, 2008.

•	On June 23, 2009, the Government offered an interest rate of 12.09% for the 20-month Government Bond, compared to an interest rate of 21.54% for the 19-month Government Bond on June 10, 2008.

•	The industrial production index decreased by 17.4% in May 2009 compared to May 2008 (year on year).

•	The following table indicates unemployment figures for 2008-2009:

2008	Unemployment rate	Number of unemployed

January	11.6%	2,591,000
February	11.6%	2,677,000
March	10.7%	2,532,000
April	9.6%	2,333,000
May	8.9%	2,164,000
June	9.0%	2,237,000
July	9.4%	2,353,000
August	9.8%	2,439,000
September	10.3%	2,548,000
October	10.9%	2,687,000
November	12.3%	2,995,000
December	13.6%	3,274,000

2009	Unemployment rate	Number of unemployed

January	15.5%	3,650,000
February	16.1%	3,802,000
March	15.8%	3,776,000
April	14.9%	3,618,000

Source: TURKSTAT

•	On June 26, 2007, it was announced that the wages of public sector workers would increase by 3% for each six-month period in 2008. The wages of civil servants were increased by 4% on average in the first half of 2008. On August 16, 2008, it was announced that the wages of civil servants were increased by 8.4% on average effective from August 2008. On August 30, 2008, it was announced that the wages of civil servants will be increased by 8.7% on average in 2009 (consisting of 4% increase effective from January 1, 2009 and a further increase of 4.5% effective from July 1, 2009). On July 7, 2009, it was announced that the wages of public sector workers would increase by 5.5% for the second half of 2009, by 3% retroactively for the first six months of 2009 and by 2.5% for the first half of 2010 and another 2.5% for the second half of 2010.

•	On June 3, 2008, it was announced that the inflation target rates for years 2009 and 2010 were revised upwards due to the risks posed by rising food and energy prices to the medium term inflation outlook. The inflation target rates for years 2009 and 2010 were revised to 7.5% and 6.5% respectively and the inflation target rate for year 2011 was set at 5.5%.

In its regular meeting held on July 16, 2009, the Monetary Policy Committee (“MPC”) decided to lower its short-term interest rates (policy rates) by 0.50% at the Central Bank Interbank Money Market and the Istanbul Stock Exchange Repo-Reverse Repo Market. As of July 21, 2009, the Central Bank overnight borrowing interest rate was 8.25%, and the Central Bank overnight lending interest rate was 10.75%.

TOURISM

•	In 2008, net tourism revenues (according to the balance of payments presentation) increased by approximately 20.9% to approximately $18.4 billion from approximately $15.2 billion in 2007. From January to May 2009, net tourism revenue was around $3.8 billion.

•	From January to May 2009, the number of foreign visitors visiting the Republic decreased by approximately 0.72% to approximately 7,327,542 foreign visitors, as compared to approximately 7,381,032 foreign visitors in the same period of 2008.

FOREIGN TRADE AND BALANCE OF PAYMENTS

From January to May 2009, the trade balance (according to the balance of payments presentation) posted a deficit of $5.3 billion as compared to a deficit of $22.6 billion in the same period in 2008. Between January and May 2009, total goods imported (c.i.f.3), including gold imports, decreased by 42.3% to approximately $49.8 billion, as compared to approximately $86.4 billion during the same period of 2008. The decrease in exports was primarily due to the lack of domestic demand. From January to May 2009, capital goods, which are used in the production of physical capital, decreased by approximately 42.2% over the same period in 2008; intermediate goods, such as partly finished goods and raw materials, which are used in the production of other goods, decreased by approximately 46.0% over the same period in 2008 and consumption goods decreased by approximately 25.7% over the same period of 2008. Between January and May 2009, the current account (“CAD”) produced a deficit of approximately $4.6 billion, as compared to a deficit of approximately $22.3 billion in the same period of 2008

In 2008, CAD produced a deficit of approximately $41.6 billion, as compared to approximately $38.2 billion in 2007. The total trade deficit (according to the balance of payments presentation) in 2008 was approximately $53.2 billion, as compared to approximately $46.7 billion in 2007.

As of July 10, 2009, total gross international reserves of the Central Bank were approximately $68.3 billion (compared to $73.3 billion as of December 26, 2008), gold reserves were approximately $3.5 billion (compared to $3.27 billion as of December 26, 2008) and the Central Bank gross foreign exchange reserves were approximately $64.8 billion (compared to approximately $70.1 billion as of December 26, 2008).

As of July 20 , 2009, the Central Bank held approximately TL4.01 billion in public sector deposits.

PUBLIC FINANCE AND BUDGET

•	In June 2009, the central government consolidated budget expenditures were approximately TL17.9 billion and central government consolidated budget revenues were approximately TL15.4 billion, compared to a central government consolidated budget expenditure of approximately YTL14.6 billion and a central government consolidated budget revenue of YTL18.5 billion during the same month of 2008.

•	In June 2009, the central government consolidated budget deficit was approximately TL2.5 billion, compared to a central government consolidated budget surplus of YTL3.98 billion during the same month of 2008.

•	In June 2009, the central government consolidated budget primary deficit reached approximately TL1, 4 billion, compared to the central government consolidated budget primary surplus of YTL5.1 billion during the same month of 2008.

•	From January to June 2009, the central government consolidated budget expenditures were approximately TL124.8 billion and central government consolidated budget revenues were approximately TL101.6 billion, compared to a central government consolidated budget expenditure of approximately YTL100.6 billion and a consolidated budget revenue of YTL102.5 billion during the same period in 2008.

3 c.i.f. means cost, insurance and freight; when a price is quoted c.i.f., it means that the selling price includes the cost of the goods, the freight or transport costs and also the cost of marine insurance. c.i.f. is an international commerce term.

•	From January to June 2009, the central government consolidated budget deficit was approximately TL23.2 billion, compared to a central government consolidated budget surplus of YTL1.9 billion during the same period in 2008.

•	From January to June 2009, the central government consolidated budget primary surplus reached approximately TL4.0 billion, compared to the central government consolidated budget primary surplus of YTL22.7 billion during the same period in 2008.

On December 29, 2008, the Republic announced its 2009 financing program. According to the 2009 financing program, the Republic expects to repay (including principal and interest) a total of approximately TL153.9 billion of debt in 2009, of which approximately TL135.1 billion constitutes domestic debt and approximately TL18.7 billion constitutes external debt. The total borrowing target for the Republic in 2009 is approximately TL117.4 billion, of which approximately TL105.1 billion would consist of domestic borrowing and approximately TL12.2 billion would consist of external borrowing. Other sources of funds in 2009 are expected to consist of primary surplus (which is targeted to yield TL28.5 billion on a cash basis), collections from guaranteed receivables (which are targeted to yield TL0.5 billion) and other sources including privatization revenues and revenues from the SDIF (which are targeted to yield TL7.5 billion).

On June 25, 2009, the Assembly approved a new law (Law No. 5917) that enables, among other things, the Treasury to borrow up to five times the net borrowing limit for the year 2009. Law No. 5917 was published in the Official Gazette on July 10, 2009 (No. 27284).

On May 3, 2008, a medium term fiscal framework that covers the period between 2008 and 2012 was announced. Under this framework, medium term public debt stock to GDP targets and primary surplus targets were announced. While forming this framework, recent policy initiatives such as labor market reform, local government reform and expediting investments in high yielding infrastructure projects such as the Southeastern Anatolian Project4 were taken into account. With this framework the Government announced that it had reduced the primary surplus target for 2008 to 3.5% of GDP from 4.2%. The primary surplus is expected to gradually decrease to 2.4% by 2012. Also, the debt to GDP ratio is expected to decline from 37% in 2008 to 30% in 2012.

PRIVATIZATION

The Government’s plans for privatization include, among others, the remaining shares of Turk Telekom A.S. (“Turk Telekom”), TEKEL, Turk Hava Yollari A.O. (“Turkish Airlines”), sugar factories, electricity generators/distributors, bridges and ports, toll roads and national lottery.

Regarding the block sale of 100% of the shares of three electricity distribution companies, namely, Baskent Elektrik Dagitim A.S., Sakarya Elektrik Dagitim A.S. and Istanbul Anadolu Yakasi Elektrik Dagitim A.S., each operating in a different region, the bidding deadline for the privatization was initially announced as December 15, 2006 but was then postponed to January 19, 2007. On January 9, 2007, it was announced that the tenders for the three electricity distribution companies were postponed to a future date for the purpose of dispelling uncertainties in post-privatization investments and completing ongoing investment projects in these companies. The final bidding date for the Baskent and Sakarya Elektrik Dagitim A.S. was announced as June 10, 2008. On April 22, 2008, it was announced that the tender for the privatization of Istanbul Anadolu Yakasi Elektrik Dagitim A.S. was cancelled. On April 30, 2008, the last bidding date for the privatization of two other distribution companies, namely Meram Elektrik Dagitim A.S. and Aras Elektrik Dagitim A.S., was announced as July 15, 2008 and then postponed to September 15, 2008. The final negotiations for the Meram and Aras Elektrik Dagitim A.S. were held on September 25, 2008 and it was announced that Alsim-Alarko submitted the highest bid for Meram Elektrik Dagitim A.S. of $440 million and Kiler submitted the highest bid for Aras Elektrik Dagitim A.S. of $128.5 million.

4 The Southeastern Anatolia Project (GAP) is a multi-sector, integrated regional development effort based on sustainable development. The objectives of the project include the improvement of living standards and income levels so as to reduce regional development disparities and contribute to such national goals as social stability and economic growth through the enhancement of productivity and employment opportunities in rural areas. The project covers nine administrative provinces, namely, Adiyaman, Batman, Diyarbakir, Gaziantep, Kilis, Mardin, Siirt, Sanliurfa and Sirnak.

On July 1, 2008, it was announced that the consortium of Ak Enerji and CEZ won the tender for Sakarya Elektrik Dagitim A.S. with a bid of $600 million and the consortium of Sabanci Holding and Verbund won the tender for the Baskent Elektrik Dagitim A.S. with a bid of $1.225 billion. On September 19, 2008, it was announced that the Privatization High Council (“PHC”) approved the privatizations of Sakarya and Baskent Elektrik Dagitim A.S. The last bidding date for the privatization of Coruh Elektrik Dagitim A.S., Osmangazi Elektrik Dagitim A.S. and Yesilirmak Elektrik Dagitim A.S. through block sale of 100% of the shares was announced as October 20, 2009. On April 28, 2009, it was announced that Council of State suspended the sale of Aras Elektrik Dagitim A.S. The privatization process of the remaining 12 electricity distribution companies is still pending.

On February 8, 2007, it was announced that the PHC decided to privatize 51% of the shares of Petkim Petrokimya Holding A.S. (“Petkim”), a petrochemical corporation, through a block sale. On March 16, 2007, the Privatization Administration announced the tender for the block sale of 51% of the shares of Petkim. The bidding deadline for the privatization was announced as June 15, 2007. On June 7, 2007, it was announced that the bidding deadline for the privatization of Petkim was extended to June 25, 2007. On July 5, 2007, it was announced that the consortium of TransCentralAsia Petrochemical Holding made the highest bid of $2.05 billion and the consortium of Socar-Turcas-Injaz made the second highest bid of $2.04 billion for 51% of the shares of Petkim. On October 16, 2007, it was announced that the tender committee decided to submit the consortium of Socar-Turcas-Injaz’s offer to the Competition Board for approval. There was no official announcement as to why the second highest bid was selected rather than the first highest bid. On November 9, 2007, it was announced that the Competition Board authorized the sale of Petkim to Socar-Turcas-Injaz. On November 22, 2007, the PHC approved the sale of Petkim to Socar-Turcas-Injaz. On December 27, 2007, it was announced that the Council of State suspended the sale of Petkim to Socar-Turcas-Injaz, ruling that the privatization of Petkim does not provide for public benefit. On March 19, 2008, it was announced that the Council of State rejected the case against the cancellation of the privatization of Petkim. On May 30, 2008, it was announced that the block sale agreement was signed and the transfer of Petkim to Socar-Turcas-Injaz for $2.04 billion was finalized. On December 25, 2008, the Council of State approved the sale of Petkim.

On October 9, 2007, the PHC’s decision on the privatization of Türkseker A.S. (Turkish Sugar Factories.) and the privatization of SUMERHALI (a carpet firm) was published in the Official Gazette (No. 26668). According to the PHC’s decision, Turkseker A.S will be privatized through a sale of assets. The PHC also decided that SUMERHALI will be privatized through a sale of its assets.

On November 16, 2007, the Privatization Administration announced the tender for the privatization of 33.5% of the shares of NITRO-MAK (a producer of emulsion type explosives) owned by Sumer Holding A.S. through an asset sale. The bidding deadline for this privatization was announced as December 13, 2007. Two bids were received for this privatization. The consortium of Altay Endüstri Yatirimlari ve Ticaret A.S., Altay Kollektif Sirketi, M. Murat DURAL ve Ortagi, ANG Ali Nihat Gökyigit Yatirim Holding A.S.,VIEM Ticari ve Sanayi Yatirimlari Ltd. THORNti. submitted the highest bid of $19.6 million. The PHC approved the sale of NITRO-MAK on March 12, 2008.

On November 23, 2007, the Privatization Administration announced the tender for the privatization of Barit (a mineral grinding plant) through an asset sale. Barit is currently owned by Sumer Holding A.S. The bidding deadline for this privatization was January 3, 2008. Four bids were received for this privatization. AS Çimento Sanayi ve Ticaret A.S. submitted the highest bid of $5.6 million. The PHC approved the sale of Barit on June 10, 2008.

On February 20, 2008, the Privatization Administration announced the tender for the privatization of the Bandirma Port and Samsun Port through the transfer of operational rights for 36 years. These ports are currently owned by Turkish State Railways (“TCDD”). The bidding deadline for this privatization was April 22, 2008. Eighteen bids were received for this privatization. The final negotiations for the privatization tenders for both Bandirma and Samsun Ports were completed on May 16, 2008. The highest bid for Bandirma Port was by Celebi Ortaklik Girisim Grubu for $175.5 million and the highest bid for Samsun Port was by Ceynak Lojistik Ticaret A.S. for $125.2 million. These privatizations were approved by the PHC on September 19, 2008.

On July 3, 2007, the PHC approved the transfer of operational rights of the Izmir Port (for a consideration of $1.275 billion) and the related decision was published in the Official Gazette dated July 4, 2007 (No. 26572). However, on February 28, 2008, it was announced that the Council of State suspended the sale of Izmir Port. On

October 13, 2008, it was announced that the Council of State rejected the bid by a trade union to cancel the privatization of Izmir Port.

On July 16, 2008, the Privatization Administration announced the tender for selecting the advisor to the privatization of the power stations of Elektrik Uretim A.S.

On August 19, 2008, it was announced that the Council of State has suspended the privatization of nine toll-roads and two Bosphorus bridges, claiming that the existing legal framework does not allow for privatizations of these assets. On December 30, 2008, it was announced that the deadline for the completion of the privatization of nine toll-roads and two Bosphorus bridges has been extended to December 31, 2010.

On September 24, 2008, Privatization Administration announced the tender for the privatization of a portfolio consisting of five sugar factories, namely Kars, Ercis, Agri, Mus and Erzurum Sugar Factories, through sale of assets. The deadline for the final bidding was November 27, 2008. However, the tender for the five sugar factories was cancelled on November 28, 2008 due to a lack of bids.

On November 5, 2008, the Privatization Administration announced the tender for the privatization of the Turkish national lottery. The bidding deadline for this privatization was first announced as February 27, 2009 but then postponed to April 15, 2009. A total of 2 bids were received for this privatization. On May 5, 2009, it was announced that the privatization of the Turkish national lottery was cancelled.

On November 25, 2008, the Privatization Administration announced the tender for the privatization of 51% of the shares of Cyprus Turkish Tobacco Processing Industry Ltd. The bidding deadline for this privatization was first announced as December 15, 2008, but the deadline was first postponed to February 27, 2009 and then to July 24, 2009.

On December 22, 2008, the Privatization Administration announced the tender for the privatization of 56.1% of the shares of Dogusan Boru Sanayi ve Ticaret A.S., a pipe production company. The bidding deadline for this privatization was February 26, 2009 but then postponed to August 13, 2009.

BANKING SYSTEM

As of April 29, 2009, there have not been any bank takeovers due to the ongoing global financial crisis. The most recent takeover occurred on July 3, 2003 and involved Imarbank. As of July 21, 2009, the SDIF had taken over 22 private banks since 1997.

The SDIF is continuing its efforts to recover claims and sell off assets inherited from banks taken over by the SDIF. As of May 14, 2008, the SDIF had already signed protocols with 17 former owners of failed banks regarding the settlement of their debts to the SDIF. The SDIF has begun selling non-related party loans of failed banks through loan auctions and is also taking steps to dispose of its holdings of shares in companies and other assets taken over by the SDIF.

On March 10, 2009 the SDIF announced that it was taking over 50 percent of the Caglar Group’s Bis Enerji company, a joint-stock company which produces electricity.

On February 6, 2008, SDIF signed a supplementary protocol with Toprak Group. Under this protocol, SDIF discounted some of Toprak Group’s debt as Toprak Group made early repayment of $363 million to SDIF.

On October 4, 2007, it was announced that SDIF would sell ATV-Sabah Group (a media firm) and the final date for prequalification was set as October 15, 2007. On October 11, 2007, it was announced that the tender schedule for this sale was postponed and the deadline for prequalification was postponed to November 9, 2007 due to demands from investors and Bayram (a religious holiday). On October 30, 2007, it was announced that the deadline for prequalification was postponed from November 9, 2007 to November 19, 2007, again, due to demands from investors. On December 5, 2007, only one firm, Calik Group, submitted a bid of $1.1 billion, the minimum price for the assets, and the tender committee accepted the bid. On December 6, 2007, it was announced that SDIF approved the bid of $1.1 billion for ATV-Sabah and submitted the bid to the Competition Board and the Radio and Television Supreme Board (“RTÜK”) for their approval. The sale of ATV-Sabah was approved by the Competition Board on

January 10, 2008 and by the RTÜK on February 7, 2008. On February 21, 2008, the SDIF Board approved the sale of ATV-Sabah.

On January 25, 2008, SDIF signed a protocol with Deniz A.S., the legal representative of EGS Group. Debt of EGS Bank A.S. is envisioned to be liquidated in 12 years. Under this protocol, the company’s assets will be sold after the market value of these assets has increased and/or the collection of revenues has increased as much as possible until sale of the company.

On February 22, 2008, it was announced that SDIF had taken over Yasemin Turizm ve Ticaret A.S. to collect losses which were incurred by Interbank A.S.

On March 9, 2008, it was announced that SDIF would sell the media companies under the control of Erol Aksoy Group.

On September 23, 2008, it was announced that SDIF and Çukurova Group is continuing discussion regarding the repayment of debts of Interbank to SDIF. According to the announcement, a broad agreement was reached and a total of $400 million is expected to be repaid by the Çukurova Group. On May 18, 2009, it was announced that SDIF and Cukurova Group reached a final agreement regarding the repayment of debts of Interbank (a total of $398 million) in installments to SDIF.

On July 18, 2009, it was announced that SDIF had taken over 70 companies of Hayyam Garipoglu, the former controlling partner of the Sumerbank, in response to the breach of the protocol between SDIF and Garipoglu group that was signed on August 12, 2004 (and modified on January 7, 2009).

DEBT

The Central Government’s total domestic debt stock was approximately TL301.9 billion as of May 2009, compared to approximately YTL261.3 billion as of May 2008.

In June 2009, the average maturity of Turkey’s domestic borrowing was 31.7 months, compared to 28.6 months in June 2008. The average annual interest rate on domestic borrowing in local currency (including discounted treasury bills/government bonds) on a compounded basis was 13.9% in June 2009, compared to 17.8% in June 2008.

The total gross outstanding external debt of the Republic was approximately $276.8 billion (at then-current exchange rates) at the end of the 2008. The total gross outstanding external debt of the Republic was approximately $248.9 billion (at then-current exchange rates) at the end of 2007.

Since January 1, 2008, the Republic has issued the following external debt:

•	$1 billion of global notes on January 15, 2008, which mature on April 3, 2018, and have a 6.75% annual interest rate;

•	$1 billion of global notes on March 5, 2008, which mature on March 5, 2038, and have a 7.25% annual interest rate;

•	$500 million of global notes on June 24, 2008, which mature on March 15, 2015 and have a 7.25% annual interest rate;

•	$1.5 billion of global notes on September 11, 2008, which mature on March 11, 2019 and have a 7.0% annual interest rate; and

•	$1 billion of global notes on January 14, 2009, which mature on July 14, 2017 and have a 7.5% annual interest rate.

•	$1.5 billion of global notes on May 7, 2009, which mature on November 7, 2019 and have a 7.5% annual interest rate.

INTERNATIONAL RELATIONS

As a result of the continuing violence and civil unrest in Iraq, neighboring countries, including the Republic, have experienced and may continue to experience certain negative economic effects, such as decreases in revenues from trade and tourism, increases in oil expenditures, decreases in capital inflow, increases in interest rates and increases in military expenditures. The Republic continues to be affected by the consequences of conflicts in other countries in the Middle East, including Iraq, Israel and Palestine, and has been the victim of various isolated terrorist attacks.

On October 17, 2007, the Parliament authorized the government to engage in possible cross-border military operations in northern Iraq for a one year period. On November 2007, the government gave authorization to the Turkish Army for possible cross-border military operations in northern Iraq and the first operation was executed in December 1, 2007. As of January 5, 2009, the Republic had executed seventeen air strike operations. On February 22, 2008, the Turkish army launched a ground operation in northern Iraq which was completed on February 29, 2008. The Republic has cooperated with Iran by sharing information on certain of these military strikes into northern Iraq. Following the start of the new legislative year, on October 8, 2008, Parliament renewed the government’s authorization for possible cross-border military operations in northern Iraq for another one-year period, starting from October 17, 2008. On November 19, 2008, U.S., Iraqi and Turkish officials held three-way talks in Baghdad and agreed that their joints efforts should be more active in confronting terrorist organization the Kurdish Workers’ Party (the “PKK”).

Regarding the EU accession process, on March 29, 2007, negotiations on the “Enterprise and Industrial Policy” chapter (Chapter 20) were opened. This is the second chapter to be negotiated since the official opening of membership talks in October 2005. The conclusion of the chapter is subject to two benchmarks. Chapter 20 will not be provisionally closed unless the Republic meets its obligation to implement the customs union protocol and provides the EU Commission with a revised comprehensive industrial policy strategy aimed at strengthening the Republic’s industrial competitiveness. Moreover, Position Papers on the “Education and Culture” (Chapter 26), “Economic and Monetary Policy” (Chapter 17), “Statistics” (Chapter 18) and “Financial Control” (Chapter 32) chapters were submitted by the Republic and the position of the EU regarding the “Education and Culture” and “Economic and Monetary Policy” chapters have not yet been announced. On June 26, 2007, negotiations on the “Statistics” (Chapter 18) and “Financial Control” (Chapter 32) chapters were opened. The conclusion of negotiations of these chapters is conditional on satisfying two and five benchmarks respectively. Recently, a Position Paper on “Consumer and Health Protection” (Chapter 28) was submitted by the Republic and the position of the EU regarding this chapter is being awaited. On December 19, 2007, negotiations on the “Consumer and Health Protection” (Chapter 28) and “Trans-European Networks” (Chapter 21) chapters were opened. The conclusion of these chapters is conditional on satisfying one and five benchmarks respectively. On June 17, 2008, negotiations on the “Company Law” (Chapter 6) and “Intellectual Property Law” (Chapter 7) chapters were opened (both with closing benchmarks). On December 19, 2008, negotiations on the “Free Movement of Capital” (Chapter 4) and “Information Society and Media” (Chapter 10) were opened. On June 30, 2009, negotiations on the “Taxation” (Chapter 16) were opened. In total, the Republic has eleven chapters that have been opened for negotiation since the official opening of membership talks in October 2005, one of which (“Science and Research” Chapter (No. 25)) has been provisionally closed.

On January 6, 2009, Russia halted the supply of natural gas to Ukraine after the two countries failed to resolve a contract dispute relating to payment terms for gas. Russian gas supplies to Turkey from a western pipeline passing through Ukraine have also been halted. As a result, the Republic has increased the supplies of Russian gas delivered via the Blue-Stream pipeline, which passes under the Black Sea, and will begin discussion with Iran on increasing supplies from that country. On January 21, 2009, it was announced that Russia would resume the supply of natural gas to Turkey (via Ukraine).

On July 13, 2009, Turkey, Bulgaria, Romania, Hungary and Austria signed a transit agreement in Ankara for the Nabucco gas pipeline, which aims to supply Europe with gas from the Caspian region and the Middle East.

On November 5, 2008, the European Commission released the 2008 Progress Report on the Republic’s course of accession into the EU. Among its conclusions, the Progress report notes that although the Republic continues to sufficiently fulfill the Copenhagen political criteria, further efforts are needed in some areas, particularly concerning political reforms, reform of the constitution and the judiciary reform. The Progress Report points out that the Turkish economy continued to perform well, although growth fell below potential due to a slowdown in domestic demand. The Republic has made progress in aligning with the EU’s legal order in many areas, in particular in chapters Trans-European networks, energy and science and research, as well as in the area of financial control. The Republic’s alignment is advanced in some areas, such as free movement of goods, intellectual property rights, enterprise and industrial policy, anti-trust policy, consumer and health protection, science and research, energy. However, alignment needs to be pursued in certain other areas such as agriculture, fisheries, veterinary and phytosanitary policies, state aid, justice and home affairs, social policies, cultural diversity and employment. The Progress Report notes that negotiations in eight chapters relevant to the Republic’s restrictions regarding the Greek Cypriot Administration will not be opened and no chapter will be provisionally closed (after December 2006) until the EU determines that the Republic has fully implemented the Additional Protocol and the Association Agreement, which relate to access to Turkish ports for Greek Cypriot planes and vessels.

On July 25, 2008, it was announced that Turkish Cypriot leader Mehmet Ali Talat and the Greek Cypriot leader Demetris Christofias will launch comprehensive reunification talks on September 3, 2008. The sides have come together in regular meetings since then, with no concrete solution being reached yet. On April 19, 2009, general elections were held in the Turkish Republic of Northern Cyprus. According to the final results, National Unity Party (UBP) won the absolute majority in the parliament with 44% of the vote and 26 seats in the 50-seat parliament, while Republican Turkish Party (CTP) lost its dominant role with 29% of the vote and 15 seats.

On August 18, 2008, it was announced that the process for the preparation of the Third National Program of Turkey for the Adoption of the EU Acquis Communautaire has been commenced. The National Program, which outlines the proposed Government actions over the next four years and includes a number of legislative and regulatory changes, including constitutional amendments, which aims to put the Republic closer to harmonizing its laws with those of the European Union was published on December 31, 2008, in the Official Gazette (No. 27097).

US President Barack Obama visited Turkey between April 5-7, 2009.

Positive steps have been taken by the governments of Turkey and Armenia to improve relations between these two countries. Upon the invitation of the Armenian President Serj Sarkisyan, Turkish President Abdullah Gul visited Armenia in September 2008, becoming the first Turkish leader to visit Armenia.

DESCRIPTION OF THE NOTES

The notes will be issued pursuant to and will be subject to the fiscal agency agreement. The Republic has appointed a registrar, paying agent and transfer agent in accordance with the fiscal agency agreement.

The following description and the description in the accompanying prospectus contain a summary of the material provisions of the notes and the fiscal agency agreement. The Republic has filed a copy of the fiscal agency agreement and the form of notes with the SEC and at the office of the fiscal agent in New York City.

General Terms of the Notes

The notes:

•	will be issued in an aggregate principal amount of $1,250,000,000.

•	will mature at par on July 14, 2017.

•	will bear interest at 7.5% per annum from July 14, 2009.

•	will pay interest semi-annually in arrears in equal installments, on the basis of a 360-day year, consisting of twelve 30-day months, on January 14 and July 14 of each year, commencing on January 14, 2010 to be paid to the person in whose name the note is registered at the close of business on the preceding June 29 or December 30.

•	the yield of the notes will be 6.65%.

•	will be a further issuance of, will be fully fungible with, rank equally with, and form a single issue and series with, our $1,000,000,000 7.5% Notes due July 14, 2017 which were issued on January 14, 2009.

•	will be designated “Collective Action Securities” as described in the accompanying prospectus.

•	upon issuance, will be direct, unconditional and general obligations of the Republic and will rank equally with our other external debt denominated in currencies other than Turkish Lira which is (i) payable to a person or entity not resident in Turkey and (ii) not owing to a Turkish citizen. See “Debt Securities — Status of the Debt Securities” and “Debt Securities — Negative Pledge” in the accompanying prospectus.

•	will be recorded on, and transferred through, the records maintained by DTC and its direct and indirect participants, including Euroclear and Clearstream Banking Luxembourg.

•	will be issued in fully registered form, without coupons, registered in the names of investors or their nominees in denominations of $100,000 and integral multiples of $1,000 in excess thereof.

•	will only be available in definitive form under certain limited circumstances.

The notes will contain provisions regarding acceleration and voting on amendments, modifications, changes and waivers that differ from those applicable to certain other series of U.S. dollar denominated debt securities issued by the Republic and described in the accompanying prospectus. These provisions are commonly referred to as “collective action clauses.” Under these provisions, the Republic may amend certain key terms of the notes, including the maturity date, interest rate and other payment terms, with the consent of the holders of not less than 75% of the aggregate principal amount of the outstanding notes. Additionally, if an event of default has occurred and is continuing, the notes may be declared to be due and payable immediately by holders of not less than 25% of the aggregate principal amount of the outstanding notes. Those provisions are described in the sections entitled “— Default; Acceleration of Maturity” and “— Amendments and Waivers” in this prospectus supplement and “Collective Action Securities” in the accompanying prospectus.

Payments of Principal and Interest

The Republic will make payments of principal and interest on the notes in U.S. dollars through the fiscal agent to DTC, which will receive the funds for distribution to the beneficial holders of the notes. The Republic expects that holders of the notes will be paid in accordance with the procedures of DTC and its direct and indirect participants.

Default; Acceleration of Maturity

Any of the following events will be an event of default with respect to the notes:

(a) the Republic fails to pay, when due, principal of, or interest on, the notes and such failure continues for a period of 30 days; or

(b) the Republic defaults in the performance or observance of or compliance with any of its other obligations set forth in the notes which default is not remedied within 60 days after written notice of such default shall have been given to the Republic by the holder of the notes at the corporate trust office of the fiscal agent in New York City; or

(c) any other present or future external indebtedness of the Republic for or in respect of moneys borrowed or raised in an amount in the aggregate of not less than US$40,000,000 (or its equivalent in other currencies or composite currency units) becomes due and payable prior to its stated maturity otherwise than at the option of the Republic or any such amount of external indebtedness is not paid, when due, (in accordance with any extension granted in any modification, consent or waiver by the holders of such external indebtedness) or, as the case may be, within any applicable grace period; or

(d) the Republic ceases to be a member of the IMF or of any successor (whether corporate or not) that performs the functions of, or functions similar to, the IMF; or

(e) the Republic announces its inability to pay its debts as they mature; or

(f) it becomes unlawful for the Republic to perform or comply with any of its payment obligations under any notes.

If an event of default described above occurs and is continuing, the holders of at least 25% of the aggregate principal amount of the outstanding notes may, by notice to the fiscal agent, declare all the notes to be due and payable immediately. Holders of notes may exercise these rights only by providing a written demand to the Republic at the office of the fiscal agent at a time when the event of default is continuing.

Upon any declaration of acceleration, the principal, interest and all other amounts payable on the notes will be immediately due and payable on the date the Republic receives written notice of the declaration, unless the Republic has remedied the event or events of default prior to receiving the notice. The holders of 66 2/3% or more of the aggregate principal amount of the outstanding notes may rescind a declaration of acceleration if the event or events of default giving rise to the declaration have been cured or waived.

Fiscal Agent

The fiscal agency agreement contains provisions relating to the obligations and duties of the fiscal agent, to the indemnification of the fiscal agent and to the fiscal agent’s relief from responsibility for actions that it takes.

Paying Agents; Transfer Agents; Registrar

The Republic has initially appointed The Bank of New York Mellon as paying agent, transfer agent and registrar. The Republic may at any time appoint new paying agents, transfer agents and registrars. The Republic, however, will at all times maintain:

•	a principal paying agent in New York City, and

•	a registrar in New York City or another office as designated by the fiscal agent.

In addition, so long as notes are listed on the Official List of the Luxembourg Stock Exchange and admitted to trading on the Regulated Market “Bourse de Luxembourg” of the Luxembourg Stock Exchange and the rules of such stock exchange so require, the Republic will maintain a paying agent in Luxembourg. The Republic has initially appointed KBL European Private Bankers S.A. to serve as its paying agent in Luxembourg.

The Republic will not appoint a transfer agent in Luxembourg until such time, if any, as the notes are listed on the Official List of the Luxembourg Stock Exchange and definitive notes are issued. Upon the issuance of definitive notes, the Republic will appoint a transfer agent located in Luxembourg. The holder may transfer a note in definitive form when the note is presented at the specified offices of the registrar or the transfer agent, together with any other evidence that they may require. In the case of a transfer of part of a note, the registrar or transfer agent will issue a new note in definitive form to the transferee and a second note in respect of the balance of the note to the transferor.

Definitive Notes

The Republic will issue notes in definitive form only if DTC is unwilling or unable to continue as depositary, is ineligible to act as depositary, or ceases to be a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

Payments will be made on any definitive notes at the global trust services office of the fiscal agent in New York City or the paying agent in Luxembourg. You will not be charged a fee for the registration of transfers or exchanges of definitive notes. You may transfer any definitive registered note, according to the procedures in the fiscal agency agreement, by presenting and surrendering it at the office of any transfer agent. The fiscal agent will exchange without charge definitive notes of the same series of authorized denominations of like tenor as the portion of the global note submitted for exchange.

The Republic will replace any mutilated, destroyed, stolen or lost note or coupon at your expense upon delivery to the fiscal agent or the transfer agent in Luxembourg of the note or coupon or evidence of its destruction, loss or theft satisfactory to the Republic and the fiscal agent, who may also require an indemnity at your expense.

Notices

Notices will be sent to DTC, or its nominee, as the holder thereof, and DTC will communicate these notices to DTC participants in accordance with its standard procedures.

If and for so long as the notes are listed on the Official List of the Luxembourg Stock Exchange and the rules of that exchange so require, the Republic will also publish notices to the holders of the notes in a leading newspaper having general circulation in Luxembourg. The Republic expects that it will initially make such publication in the Luxemburger Wort. Notices can also be published on the website of the Luxembourg Stock Exchange which is http://www.bourse.lu.

The Republic will cause notice of any resignation, termination or appointment of any paying agent or transfer agent or the fiscal agent and of any change in the office through which such agent will act to be given as provided under this subsection.

Further Issues of the Notes

From time to time, without the consent of holders of the notes, and subject to the required approvals under Turkish law, the Republic may create and issue additional debt securities with the same terms and conditions as those of the notes (or the same except for the amount of the first interest payment and the issue price), provided that such additional debt securities do not have, for purposes of U.S. federal income taxation (regardless of whether any holders of such debt securities are subject to the U.S. federal tax laws), a greater amount of original issue discount than the notes have as of the date of issuance of such additional debt securities. The Republic may also consolidate the additional debt securities to form a single series with the outstanding notes.

Amendments and Waivers

The Republic, the fiscal agent and the holders may generally modify or take actions with respect to the fiscal agency agreement or the terms of the notes with:

•	the affirmative vote of the holders of not less than 66 2/3% in aggregate principal amount of the outstanding notes that are represented at a duly called and held meeting; or

•	the written consent of the holders of 66 2/3% in aggregate principal amount of the outstanding notes.

However, the holders of not less than 75% in aggregate principal amount of the outstanding notes, voting at a meeting or by written consent, must consent to any amendment, modification, change or waiver with respect to the notes that would:

•	change the due date for the payment of the principal of, or any installment of interest on, the notes;

•	reduce the principal amount of the notes;

•	reduce the portion of the principal amount that is payable in the event of an acceleration of the maturity of the notes;

•	reduce the interest rate of the notes;

•	change the currency in which any amount in respect of the notes is payable or exclude the Borough of Manhattan, The City of New York, as a required place at which payment with respect to interest, premium or principal is payable;

•	shorten the period during which the Republic is not permitted to redeem the notes if, prior to such action, the Republic is not permitted to do so;

•	change the Republic’s obligation to pay any additional amounts under the notes;

•	change the definition of “outstanding” with respect to the notes;

•	change the governing law provision of the notes;

•	change the Republic’s appointment of an agent for the service of process in the United States or the Republic’s agreement not to claim and to waive irrevocably immunity (sovereign or otherwise) in respect of any suit, action or proceeding arising out of or relating to the fiscal agency agreement or to the notes;

•	change the status of the notes, as described under “Debt Securities — Status of the Debt Securities” in the prospectus;

•	in connection with an offer to acquire all or any portion of the notes, amend any event of default under the notes; or

•	reduce the proportion of the principal amount of the notes that is required:

•	to modify, amend or supplement the fiscal agency agreement or the terms and conditions of the notes; or

•	to make, take or give any request, demand, authorization, direction, notice, consent, waiver or other action.

The Republic refers to the above subjects as “reserved matters.” A change to a reserved matter, including the payment terms of the notes, can be made without your consent, as long as a supermajority of the holders (that is, the holders of at least 75% in aggregate principal amount of the outstanding notes) agrees to the change.

If both the Republic and the fiscal agent agree, they may, without your consent, modify, amend or supplement the fiscal agency agreement or the notes for the purpose of:

•	adding to the covenants of the Republic for the benefit of the holders of the notes;

•	surrendering any right or power conferred upon the Republic;

•	securing the notes pursuant to the requirements of the notes or otherwise;

•	curing any ambiguity or curing, correcting or supplementing any defective provision contained in the fiscal agency agreement or in the notes; or

•	amending the fiscal agency agreement or the notes in any manner which the Republic and the fiscal agent may determine and that is not inconsistent with and does not adversely affect the interest of any holder of notes.

Any modification, amendment or supplement approved in the manner described in this section shall be binding on the holders of the notes.

For purposes of determining whether the required percentage of holders of notes is present at a meeting of holders for quorum purposes or has approved any amendment, modification or change to, or waiver of, the notes or the fiscal agency agreement, or whether the required percentage of holders has delivered a notice of acceleration, notes owned, directly or indirectly, by or on behalf of the Republic or any public sector instrumentality of the Republic will be disregarded and deemed not to be “outstanding”, except that in determining whether the fiscal agent shall be protected in relying upon any amendment, modification, change or waiver, or any notice from holders, only notes that the fiscal agent knows to be so owned shall be so disregarded. As used in this paragraph, “public sector instrumentality” means the Central Bank of the Republic of Turkey, any department, ministry or agency of the federal government of the Republic or any corporation, trust, financial institution or other entity owned or controlled by the federal government of the Republic or any of the foregoing, and “control” means the power, directly or indirectly, through the ownership of voting securities or other ownership interests, to direct the management of or elect or appoint a majority of the board of directors or other persons performing similar functions in lieu of, or in addition to, the board of directors of a corporation, trust, financial institution or other entity.

Please refer to the section entitled “Meetings and Amendments” in the accompanying prospectus for information on the procedures for convening and conducting meetings of the holders of the notes.

Governing Law

The notes will be governed by the laws of the State of New York, except with respect to the authorization and execution of the notes, which will be governed by the laws of the Republic of Turkey.

Purchase of Notes by the Republic

The Republic may at any time purchase any of the notes in any manner and at any price. If purchases are made by tender, tenders must be available to all holders of the notes alike. All notes that are purchased by or on behalf of the Republic may be held by the Republic or surrendered to the fiscal agent for cancellation, but may not be resold.

General Information

1. The Republic has full power and authority to issue securities, such as the notes, outside Turkey for any and all purposes, under Article 4 and Article 7 of the Law of the Republic Regarding the Regulation of Public Finance and Debt Management (Law No. 4749).

2. The Republic is applying to list the notes on the Official List and trade the notes on the Regulated Market “Bourse de Luxembourg” of the Luxembourg Stock Exchange in accordance with its rules. The total fees and expenses in connection with the admission of the notes to trading on the Regulated Market are expected to be approximately EUR 3,700.

3. The notes have been accepted for clearance through DTC, Euroclear and Clearstream Banking Luxembourg (Common Code 040819991; ISIN No. US900123BE97; CUSIP No. 900123BE9). The address of DTC is 55 Water Street, New York, NY 10041-0099, United States of America. The address of Euroclear is Boulevard du Roi Albert II, B — 1210 Brussels. The address of Clearstream Banking Luxembourg is 42 Avenue JF Kennedy L-1855 Luxembourg.

4. There are no interests of any natural or legal persons, including conflicting interests, that are material to the issue of the notes.

5. The Republic has obtained all necessary consents, approvals and authorizations in the Republic of Turkey in connection with the issue and performance of the notes. The issue of the notes was authorized, pursuant to the provisions of Articles 4 and 7 of the Law Regarding the Regulation of Public Finance and Debt Management of The Republic (Law No. 4749).

6. The address of the Republic is: The Undersecretariat of Treasury of the Republic Prime Ministry, Ismet Inonu Bulvari, No. 36, 06510 Emek, Ankara, Turkey. The telephone number is: +90 312 212 8887.

7. Save as disclosed in this prospectus supplement and accompanying prospectus, since December 31, 2007 there have been no significant changes relating to public finance and trade.

8. Turkey will irrevocably waive, to the fullest extent permitted by law, any immunity, including foreign sovereign immunity, from jurisdiction to which it might otherwise be entitled in any action arising out of or based on the debt securities which may be instituted by the holder of any debt securities in any state or federal court in the City of New York or in any competent court in Turkey. Turkey’s waiver of immunity does not extend to actions under the United States federal securities laws or state securities laws.

According to Article 82.1 of the Execution and Bankruptcy Law of Turkey (Law No. 2004) published in The Official Gazzette (No. 2128) on June 19, 1932, assets and properties of Turkey are immune from attachment or other forms of execution, whether before or after judgment. The United States Foreign Sovereign Immunities Act of 1976, as amended, may also provide a means for limited execution upon any property of Turkey that is related to the service and administration of the debt securities. See “Debt Securities — Governing Law and Consent to Service” in the accompanying prospectus.

9. Long-term debt of the Republic is currently rated BB — (Negative Outlook) by Standard and Poor’s, Ba3 (Stable Outlook) by Moody’s and BB- (Stable Outlook) by Fitch.

10. The information contained in the Annual Report of the Republic on the Form 18-K for the fiscal year ended December 31, 2007 filed with the SEC on September 30, 2008, as amended by Amendment No. 1 and Amendment No. 2 thereto filed with the SEC on January 15, 2009 and May 7, 2009, respectively, which contains the economic, financial and statistical information for fiscal years ended December 31, 2007, December 31, 2006, December 31, 2005, December 31, 2004, and December 31, 2003 shall be deemed to be incorporated in, and to form part of, this prospectus supplement and accompanying prospectus.

The information included in the ‘Recent Developments’ section of this Prospectus Supplement supplements the information contained in the Republic’s Annual Report for 2007 on Form 18-K filed with the SEC on September 30, 2008. To the extent that the information in the ‘Recent Developments’ section is inconsistent with the information contained in the Annual Report for 2007, the information in the ‘Recent Developments’ section supersedes and replaces such information.

11. So long as the notes are listed on the Official List of the Luxembourg Stock Exchange and the rules of the exchange so require, copies of the following documents may be inspected at the registered office of the paying agent in Luxembourg:

(a) the latest available annual report of the Republic on the Form 18-K filed with the SEC with economic, financial and statistical information for the five preceding years; and

(b) the amendments to the latest available annual report of the Republic of the Form 18-K/A filed with the SEC; and

(c) copies of the following contractual documents: the Fiscal Agency Agreement, the Underwriting Agreement and the notes.

The prospectus supplement and the accompanying prospectus including the documents containing the information incorporated by reference will be published on the website of the Luxembourg Stock Exchange which is http://www.bourse.lu.

GLOBAL CLEARANCE AND SETTLEMENT

The Republic has obtained the information in this section from sources it believes to be reliable, including from DTC, Euroclear and Clearstream Banking Luxembourg, but the Republic takes no responsibility for the accuracy of this information. DTC, Euroclear and Clearstream Banking Luxembourg are under no obligation to perform or continue to perform the procedures described below, and they may modify or discontinue them at any time. Neither the Republic nor the registrar will be responsible for DTC’s, Euroclear’s or Clearstream Banking Luxembourg’s performance of their obligations under their rules and procedures; nor will the Republic or the registrar be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures.

Introduction

The Depository Trust Company

DTC is:

•	A limited-purpose trust company organized within the meaning of the New York Banking Law;

•	a “banking organization” under the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between its participants. It does this through electronic book-entry changes in the accounts of its direct participants, eliminating the need for physical movement of securities certificates. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the NASDAQ, the American Stock Exchange and the National Association of Securities Dealers, Inc.

According to DTC, the foregoing information about DTC has been provided to the Republic for informational purposes only and is not a representation, warranty or contract modification of any kind.

Euroclear and Clearstream Banking Luxembourg

Like DTC, Euroclear and Clearstream Banking Luxembourg hold securities for their participants and facilitate the clearance and settlement of securities transactions between their participants through electronic book-entry changes in their accounts. Euroclear and Clearstream Banking Luxembourg provide various services to their participants, including the safekeeping, administration, clearance and settlement and lending and borrowing of internationally traded securities. Euroclear and Clearstream Banking Luxembourg participants are financial institutions such as the underwriters, securities brokers and dealers, banks, trust companies and other organizations. The underwriters are participants in Euroclear or Clearstream Banking Luxembourg. Other banks, brokers, dealers and trust companies have indirect access to Euroclear or Clearstream Banking Luxembourg by clearing through or maintaining a custodial relationship with Euroclear or Clearstream Banking Luxembourg participants.

Ownership of notes through DTC, Euroclear and Clearstream Banking Luxembourg

The Republic will issue the notes in the form of a fully registered book-entry security, registered in the name of Cede & Co., a nominee of DTC. Financial institutions, acting as direct and indirect participants in DTC, will represent your beneficial interests in the book-entry security. These financial institutions will record the ownership and transfer of your beneficial interests through book-entry accounts.

You may hold your beneficial interests in the book-entry security through Euroclear or Clearstream Banking Luxembourg, if you are a participant in such systems, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream Banking Luxembourg will hold their participants’ beneficial interests in the book-entry security in their customers’ securities accounts with their depositaries.

These depositaries of Euroclear and Clearstream Banking Luxembourg in turn will hold such interests in their customers’ securities accounts with DTC.

The Republic and the fiscal agent generally will treat the registered holder of the notes, initially Cede & Co., as the absolute owner of the notes for all purposes. Once the Republic and the fiscal agent make payments to the registered holders, the Republic and the fiscal agent will no longer be liable on the notes for the amounts so paid. Accordingly, if you own a beneficial interest in the book-entry security, you must rely on the procedures of the institutions through which you hold your interests in the book-entry security (including DTC, Euroclear, Clearstream Banking Luxembourg, and their participants) to exercise any of the rights granted to the holder of the book-entry security. Under existing industry practice, if you desire to take any action that Cede & Co., as the holder of such book-entry security, is entitled to take, then Cede & Co. would authorize the DTC participant through which you own your beneficial interest to take such action, and that DTC participant would then either authorize you to take the action or act for you on your instructions.

DTC may grant proxies or authorize its participants (or persons holding beneficial interests in the notes through such participants) to exercise any rights of a holder or take any other actions that a holder is entitled to take under the fiscal agency agreement or the notes. Euroclear’s or Clearstream Banking Luxembourg’s ability to take actions as a holder under the notes or the fiscal agency agreement will be limited by the ability of their respective depositaries to carry out such actions for them through DTC. Euroclear and Clearstream Banking Luxembourg will take such actions only in accordance with their respective rules and procedures.

The fiscal agent will not charge you any fees for the notes, other than reasonable fees for the replacement of lost, stolen, mutilated or destroyed notes. However, you may incur fees for the maintenance and operation of the book-entry accounts with the clearing systems in which your beneficial interests are held.

The laws of some states require certain purchasers of securities to take physical delivery of the securities in definitive form. These laws may impair your ability to transfer beneficial interests in the notes to such purchasers. DTC can act only on behalf of its direct participants, who in turn act on behalf of indirect participants and certain banks. Thus, your ability to pledge a beneficial interest in the notes to persons that do not participate in the DTC system, and to take other actions, may be limited because you will not possess a physical certificate that represents your interest.

Transfers Within and Between DTC, Euroclear and Clearstream Banking Luxembourg

Trading Between DTC Purchasers and Sellers

DTC participants will transfer interests in the notes among themselves in the ordinary way according to DTC rules. DTC participants will pay for such transfers by wire transfer.

Trading Between Euroclear and/or Clearstream Banking Luxembourg Participants

Participants in Euroclear and Clearstream Banking Luxembourg will transfer interests in the notes among themselves in the ordinary way according to the rules and operating procedures of Euroclear and Clearstream Banking Luxembourg.

Trading Between a DTC Seller and a Euroclear or Clearstream Banking Luxembourg Purchaser

When the notes are to be transferred from the account of a DTC participant to the account of a Euroclear or Clearstream Banking Luxembourg participant, the purchaser must first send instructions to Euroclear or Clearstream Banking Luxembourg through a participant at least one business day prior to the settlement date. Euroclear or Clearstream Banking Luxembourg will then instruct its depositary to receive the notes and make payment for them. On the settlement date, the depositary will make payment to the DTC participant’s account and the notes will be credited to the depositary’s account. After settlement has been completed, DTC will credit the notes to Euroclear or Clearstream Banking Luxembourg, Euroclear or Clearstream Banking Luxembourg will credit the notes, in accordance with its usual procedures, to the participant’s account, and the participant will then credit the purchaser’s account. These securities credits will appear the next day (European time) after the settlement date. The cash debit from Euroclear’s or Clearstream Banking Luxembourg’s account will be back-valued to the value date (which will be the preceding day if settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the cash debit will instead be valued at the actual settlement date.

Participants in Euroclear and Clearstream Banking Luxembourg will need to make funds available to Euroclear or Clearstream Banking Luxembourg in order to pay for the notes by wire transfer on the value date. The most direct way of doing this is to pre-position funds (i.e., have funds in place at Euroclear or Clearstream

Banking Luxembourg before the value date), either from cash on hand or existing lines of credit. Under this approach, however, participants may take on credit exposure to Euroclear and Clearstream Banking Luxembourg until the notes are credited to their accounts one day later.

As an alternative, if Euroclear or Clearstream Banking Luxembourg has extended a line of credit to a participant, the participant may decide not to pre-position funds, but to allow Euroclear or Clearstream Banking Luxembourg to draw on the line of credit to finance settlement for the notes. Under this procedure, Euroclear or Clearstream Banking Luxembourg would charge the participant overdraft charges for one day, assuming that the overdraft would be cleared when the notes were credited to the participant’s account. However, interest on the notes would accrue from the value date. Therefore, in many cases the interest income on notes which the participant earns during that one-day period will substantially reduce or offset the amount of the participant’s overdraft charges. Of course, this result will depend on the cost of funds (i.e., the interest rate that Euroclear or Clearstream Banking Luxembourg charges) to each participant.

Since the settlement will occur during New York business hours, a DTC participant selling an interest in the notes can use its usual procedures for transferring notes to the depositaries of Euroclear or Clearstream Banking Luxembourg for the benefit of Euroclear or Clearstream Banking Luxembourg participants. The DTC seller will receive the sale proceeds on the settlement date. Thus, to the DTC seller, a cross-market sale will settle no differently than a trade between two DTC participants.

Trading Between a Euroclear or Clearstream Banking Luxembourg Seller and DTC Purchaser

Due to time zone differences in their favor, Euroclear and Clearstream Banking Luxembourg participants can use their usual procedures to transfer notes through their depositaries to a DTC participant. The seller must first send instructions to Euroclear or Clearstream Banking Luxembourg through a participant at least one business day prior to the settlement date. Euroclear or Clearstream Banking Luxembourg will then instruct its depositary to credit the notes to the DTC participant’s account and receive payment. The payment will be credited in the account of the Euroclear or Clearstream Banking Luxembourg participant on the following day, but the receipt of the cash proceeds will be back-valued to the value date (which will be the preceding day if the settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the receipt of the cash proceeds will instead be valued at the actual settlement date.

If the Euroclear or Clearstream Banking Luxembourg participant selling the notes has a line of credit with Euroclear or Clearstream Banking Luxembourg and elects to be in debit for the notes until it receives the sale proceeds in its account, then the back-valuation may substantially reduce or offset any overdraft charges that the participant incurs over that one-day period.

Finally, a day trader that uses Euroclear or Clearstream Banking Luxembourg and that purchases notes from a DTC participant for credit to a Euroclear or Clearstream Banking Luxembourg accountholder should note that these trades would automatically fail on the sale side unless affirmative action were taken. At least three techniques should be readily available to eliminate this potential problem:

(a) borrowing through Euroclear or Clearstream Banking Luxembourg for one day (until the purchase side of the day trade is reflected in its Euroclear or Clearstream Banking Luxembourg account) in accordance with the clearing system’s customary procedures;

(b) borrowing the notes in the United States from a DTC participant no later than one day prior to settlement, which would give the notes sufficient time to be reflected in the borrower’s Euroclear or Clearstream Banking Luxembourg account in order to settle the sale side of the trade; or

(c) staggering the value dates for the buy and sell sides of the trade so that the value date for the purchase from the DTC participant is at least one day prior to the value date for the sale to the Euroclear or Clearstream Banking Luxembourg accountholder.

TAXATION

United States

IRS Circular 230 Disclosure

To ensure compliance with requirements imposed by the United States Internal Revenue Service (the “IRS”), the Republic informs you that this prospectus supplement is not intended or written to be used, and cannot be used by any person, for the purpose of avoiding U.S. federal tax penalties, and was written to support the promotion or marketing of this transaction. Each prospective investor should seek advice based on its particular circumstances from an independent tax advisor.

The following discussion describes the material U.S. federal income tax consequences of your purchase, ownership and disposition of a note. This discussion assumes that you (i) hold the note as a capital asset (generally, asset held for investment), (ii) were the initial purchaser of that note, and (iii) acquired the note at its issue price. This discussion also assumes that you are not subject to any special U.S. federal income tax rules, including, among others, the special tax rules applicable to:

•	dealers in securities or currencies;

•	securities traders using a mark-to-market accounting method;

•	banks or life insurance companies;

•	persons subject to the alternative minimum tax;

•	persons that do not use the U.S. dollar as their functional currency; or

•	tax-exempt organizations.

Finally, this discussion assumes that you are not using a note as part of a more complex transaction, such as a “straddle” or a hedging transaction. If any of these assumptions are not correct in your case, the purchase, ownership or disposition of a note may have U.S. federal income tax consequences for you that differ from, or are not covered, in this discussion.

This discussion does not cover any state, local or foreign tax issues, nor does it cover issues under the U.S. federal estate or gift tax laws. The discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations, rulings and judicial decisions interpreting the Code as of the date that this prospectus supplement was issued. These authorities may be repealed, revoked or modified, possibly retroactively, so the discussion below might not be reliable in the future. You should consult your own tax advisor concerning the federal, state, local, foreign and other tax consequences to you of the purchase, ownership or disposition of a note.

U.S. Holders

This section applies to you if you are a “U.S. Holder,” meaning that you are the beneficial owner of a note and you are:

•	an individual citizen or resident of the United States for U.S. federal income tax purposes;

•	a corporation created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source;

•	a trust if a court within the United States is able to exercise primary jurisdiction over your administration and one or more “United States persons” as defined in the Code (each a “U.S. Person”) have authority to control all your substantial decisions, or a trust that has made a valid election under U.S. Treasury regulations to be treated as a domestic trust; or

•	a partnership, but only with respect to partners that are U.S. Holders under any of the foregoing clauses.

Payments of Interest.  Payments of interest, including additional amounts, if any, on a note generally will be taxable to you as ordinary interest income. If you generally report your taxable income using the accrual method of accounting, you must include payments of interest in your income as they accrue. If you generally report your taxable income using the cash method of accounting, you must include payments of interest in your income when you actually or constructively receive them.

For purposes of the foreign tax credit provisions of the Code, interest paid on a note generally will constitute foreign source income and will be categorized as “passive category income” (or, in certain cases, as “general category income”).

Original Issue Discount.  For U.S. federal income tax purposes, a note will be treated as issued with original issue discount (“OID”) if the excess of the “stated redemption price at maturity” of the note over its “issue price” equals or exceeds the “de minimis” amount (generally, 0.25 of one percent of such note’s stated redemption price at maturity multiplied by the number of complete years from the issue date to the maturity date). The stated redemption price at maturity equals the sum of all payments due under the notes, other than any payments of “qualified stated interest.” A “qualified stated interest” payment generally is a payment of stated interest that is unconditionally payable in cash or property, or that will be constructively received, at least annually during the entire term of the note. The issue price will generally equal the initial public offering price at which a substantial number of notes are issued in a given offering.

You must include in gross income amounts of non-de minimis OID as ordinary interest income on an accrual basis generally under a “constant yield to maturity” method described below (whether you are a cash or accrual basis taxpayer). Generally, OID must be included in income in advance of the receipt of cash representing such income.

The amount of OID on a note that you must include in income during a taxable year is the sum of the “daily portions” of OID for that note. The daily portions are determined by allocating to each day in an “accrual period” (generally the period between compounding dates) a pro rata portion of the OID attributable to that accrual period. The amount of OID attributable to an accrual period is the product of the “adjusted issue price” of the notes at the beginning of the accrual period and its yield to maturity reduced by the sum of the payments of qualified stated interest on the note allocable to the accrual period. The adjusted issue price of a note at the beginning of any accrual period is generally equal to the sum of its issue price and all prior accruals of OID. Cash payments on an OID note are allocated first to any stated interest then due, then to previously accrued OID (in the order of accrual) to which cash payments have not yet been allocated, and then to principal.

You generally may make an irrevocable election to include in your income the entire return on an OID note (including payments of qualified stated interest) under the constant yield method applicable to OID.

For purposes of the foreign tax credit provisions of the Code, any OID accrued on a note and included in your income will constitute foreign source income and generally will be classified as “passive category income” (or, in certain cases, as “general category income”).

Treatment of Premium.  If your basis upon purchase of a note (not taking into account accrued but unpaid interest) is greater than its principal amount, you will be considered to have purchased the note at a premium. You generally may elect to amortize this premium over the term of the note. If you make this election, the amount of interest income you must report for U.S. federal income tax purposes with respect to any interest payment date will be reduced by the amount of premium allocated to the period from the previous interest payment date to that interest payment date. The amount of premium allocated to any such period is calculated by taking the difference between (i) the stated interest payable on the interest payment date on which that period ends and (ii) the product of (a) the note’s overall yield to maturity and (b) your purchase price for the note (reduced by amounts of premium allocated to previous periods). If you make the election to amortize premium, you must apply it to the note and to all debt instruments acquired at a premium that you hold at the beginning of your taxable year in which you make the election and all debt instruments you subsequently purchase at a premium, unless you obtain the consent of the IRS to a change.

If you do not make the election to amortize premium on a note and you hold the note to maturity, you will have a capital loss for U.S. federal income tax purposes, equal to the amount of the premium, when the note matures. If you do not make the election to amortize premium and you sell or otherwise dispose of the note before maturity, the premium will be included in your “tax basis” in the note as defined below, and therefore will decrease the gain, or increase the loss, that you otherwise would realize on the sale or other disposition of the note.

Pre-issuance Interest.  If a note is issued with pre-issuance accrued interest, you may treat the note, for U.S. federal income tax purposes, as having been issued for an amount that excludes the pre-issuance accrued interest. In that event, a portion of the first stated interest payment equal to the excluded pre-issuance accrued interest will be treated as a return of such pre-issuance accrued interest and will not be taxable to you or otherwise treated as an amount payable on the note.

Purchase, Sale and Retirement of a Note.  If you sell or otherwise dispose of a note, you generally will be required to report a capital gain or loss equal to the difference between your “amount realized” and your “tax basis” in the note. Your “amount realized” will be the value of what you receive for selling or otherwise disposing of the note, other than amounts that represent interest that is due to you but that has not yet been paid (which will be taxed to you as interest). Your “tax basis” in the note will equal the amount that you paid for the note, increased by the amount of OID (if any) that you have included as income, and decreased (but not below zero) by any amortized premium (as described above) and by any cash payments of principal that you have received with respect to the note.

Gain or loss from the sale or other disposition of a note generally will be long-term capital gain or loss if, at the time you sell or dispose of the note, you have held the note for more than one year. The gain or loss will be short-term capital gain or loss if you held the note for one year or less. If you are not a corporation, you will generally pay less U.S. federal income tax on long-term capital gain than on short-term capital gain. Limitations may apply to your ability to deduct a capital loss. Any capital gains or losses that arise when you sell or dispose of a note generally will be treated as U.S. source income, or loss allocable to U.S. source income, for purposes of the foreign tax credit provisions of the Code.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. Holder,” meaning that you are a beneficial owner of a note and are not a “U.S. Holder” as defined above. You will not be subject to U.S. federal income tax on interest that you receive on a note unless you are engaged in a trade or business in the United States and the interest on the note is treated for U.S. federal tax purposes as “effectively connected” to that trade or business. If you are engaged in a U.S. trade or business and the interest income is deemed to be effectively connected to that trade or business, you will generally be subject to U.S. federal income tax on that interest in the same manner as if you were a U.S. Holder. In addition, if you are a non-U.S. corporation, your interest income subject to tax in that manner may increase your liability under the U.S. branch profits tax.

Subject to the backup withholding discussion below, you will not be subject to U.S. federal income tax or withholding tax for any capital gain that you realize when you sell a note if:

•	that gain is not effectively connected for tax purposes to any U.S. trade or business you are engaged in; and

•	if you are an individual, you (i) are not in the United States for 183 days or more in the taxable year in which you sell the note or (ii) do not have a tax home (as defined in the Code) in the United States in the taxable year in which you sell the note and the gain is not attributable to any office or other fixed place of business that you maintain in the United States.

Backup Withholding and Information Reporting

In general, if you are not a corporation or otherwise exempt, information reporting requirements will apply to payments of principal and interest to you if such payments are made within the United States or by or through a custodian or nominee that is a “U.S. Controlled Person,” as defined below. “Backup withholding” will apply to such payments of principal and interest if you fail to provide an accurate taxpayer identification number, if you fail to certify that you are not subject to backup withholding, if you fail to report all interest and dividend income required to be shown on your U.S. federal income tax returns or if you fail to demonstrate your eligibility for an exemption.

If you are a Non-U.S. Holder, you are generally exempt from these withholding and reporting requirements (assuming that the gain or income is otherwise exempt from U.S. federal income tax), but you may be required to comply with certification and identification procedures in order to prove your exemption. If you hold a note through a foreign partnership, these certification procedures would generally be applied to you as a partner.

If you are paid the proceeds of a sale or redemption of a note effected at the U.S. office of a broker, you will generally be subject to the information reporting and backup withholding rules described above. In addition, the information reporting rules will apply to payments of proceeds of a sale or redemption effected at a foreign office of a broker that is a “U.S. Controlled Person,” as defined below, unless the broker has documentary evidence that the holder or beneficial owner is not a U.S. Holder or the holder or beneficial owner otherwise establishes an exemption. A U.S. Controlled Person is:

•	a U.S. Person;

•	a controlled foreign corporation for U.S. federal tax purposes;

•	a foreign person 50% or more of whose gross income is effectively connected with a U.S. trade or business for tax purposes for a specified three-year period; or

•	a foreign partnership in which U.S. Persons hold more than 50% of the income or capital interests or which is engaged in a U.S. trade or business.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to you will generally be allowed as a refund or a credit against your U.S. federal income tax liability as long as you provide the required information to the IRS.

The Republic of Turkey

Article 30 of the Corporation Tax Law of The Republic (Law No. 5520) (the “Corporation Tax Law”) (published in the Official Gazette dated June 21, 2006, No. 26205) requires a 15% withholding tax from the interest received under the Notes by the limited tax liability persons, whom are legal entities resident outside the Republic. However, according to Article 30 of the Corporation Tax Law and the Council of Ministers’ Decree (Decree No. 2003/6575) (the “Decree No. 2003/6575”) (published in the Official Gazette dated December 30, 2003, No. 25332) issued thereunder, the rate of such withholding tax is reduced to 0%.

Article 94 of the Income Tax Law of The Republic (Law No. 193) (the “Income Tax Law”) (published in the Official Gazette dated January 6, 1961, No. 10700) requires a 25% withholding tax from the interest received under the Notes by the limited tax liability persons, whom are individuals resident outside the Republic. However, according to Article 94 of the Income Tax Law and the Council of Ministers’ Decree (Decree No. 2003/6577) (the “Decree No. 2003/6577”) (published in the Official Gazette dated December 30, 2003, No. 25332) issued thereunder, the rate of such withholding tax is reduced to 0%.

There can be no assurance that such rates will continue to be 0%, but in the event to any increase in such rates, the Republic will be obliged to pay additional amounts as specified in Condition 5 of the Terms and Conditions of the Notes.

It should be noted that, according to Article 15(b) of the Law Regarding the Regulation of Public Finance and Debt Management (Law No. 4749) the principal amount of the Notes and the interest thereon on each interest payment date shall be considered part of the consolidated State debt and as a result shall be exempt from any and all Turkish taxes, including withholding tax, and the issuance, delivery and execution of the Notes are also exempt from Turkish stamp tax and, according to Section IV .24 of Table 2 of the Stamp Tax Law (Law No. 488) (as amended), all documents and agreements issued in connection with the repayment of the Notes are also exempt from Turkish stamp tax.

As a result, Turkish law, as presently in effect, does not require deduction or withholding for or on account of taxes on payment of principal at maturity or on the redemption date or payment of interest to a holder of the Notes.

Residents of the Republic and persons otherwise subject to Turkish taxation and non-residents realizing gains from the sale or disposition of the Notes to Turkish residents (whether individuals or legal entities) and non-

residents realizing income from their commercial and business activities in the Republic (whether individuals or legal entities) are advised to consult their own tax advisors in determining any consequences to them of the sale or disposition of the Notes.

EU Savings Directive

Under EC Council Directive 2003/48/EC on the taxation of savings income, each Member State is required to provide to the tax authorities of another Member State details of payments of interest or other similar income paid by a person within its jurisdiction to, or collected by such a person for, an individual resident or certain limited types of entity established in that other Member State; however, for a transitional period, Austria, Belgium and Luxembourg may instead apply a withholding system in relation to such payments, deducting tax at rates rising over time to 35% . The transitional period is to terminate at the end of the first full fiscal year following agreement by certain non-EU countries to the exchange of information relating to such payments.

A number of non-EU countries, and certain dependent or associated territories of certain Member States, have adopted similar measures (either provision of information or transitional withholding) in relation to payments made by a person within its jurisdiction to, or collected by such a person for, an individual resident or certain limited types of entity established in a Member State. In addition, the Member States have entered into provision of information or transitional withholding arrangements with certain of those dependent or associated territories in relation to payments made by a person in a Member State to, or collected by such a person for, an individual resident or certain limited types of entity established in one of those territories.

Luxembourg Taxation

The following is a general description of certain Luxembourg tax considerations relating to the Notes. It does not purport to be a complete analysis of all tax considerations relating to the Notes, whether in Luxembourg or elsewhere. Prospective purchasers of the Notes should consult their own tax advisers as to which countries’ tax laws could be relevant to acquiring, holding and disposing of the Notes and receiving payments of interest, principal and/or other amounts under the Notes and the consequences of such actions under the tax laws of Luxembourg. This summary is based upon the law as in effect on the date of this Prospectus Supplement. The information contained within this section is limited to taxation issues, and prospective investors should not apply any information set out below to other areas, including (but not limited to) the legality of transactions involving the Notes.

Withholding Tax

All payments of interest and principal by the Republic in the context of the holding, disposal, redemption or repurchase of the Notes can be made free and clear of any withholding or deduction for or on account of any taxes of whatsoever nature imposed, levied, withheld, or assessed by Luxembourg or any political subdivision or taxing authority thereof or therein, in accordance with the applicable Luxembourg law, subject however to

(i).	the application of the Luxembourg law of June 21, 2005 implementing the European Union Savings Directive (Council Directive 2003/48/EC) and several agreements concluded with certain dependent or associated territories and providing for the possible application of a withholding tax (15% from July 1, 2005 to June 30, 2008, 20% from July 1, 2008 to June 30, 2011 and 35% from July 1, 2011) on interest paid to certain non Luxembourg resident investors (individuals and certain types of entities called “residual entities”) in the event of the Republic appointing a paying agent in Luxembourg within the meaning of the above-mentioned directive (see section “EU Savings Directive” above) or agreements;

(ii).	the application as regards Luxembourg resident individuals (in the context of their private wealth) of the Luxembourg law of December 23, 2005 which has introduced a 10% final withholding tax on savings income (i.e. with certain exemptions, savings income within the meaning of the Luxembourg law of June 21, 2005 implementing the European Union Savings Directive). This law should apply to savings income accrued as from July 1, 2005 and paid as from January 1, 2006.

(iii).	Pursuant to the Luxembourg law of July 17, 2008 amending the law of December 23, 2005, Luxembourg individuals acting in the context of their private wealth can opt for a 10% flat taxation on certain interest accrued from July 1, 2005 and paid as of January 1, 2008 and received from a paying agent located in a Member State other than Luxembourg, in a country that is part of the European Economic Area or in certain dependent or associated territories of Member States.

Responsibility for the withholding of tax in application of the above-mentioned Luxembourg laws of June 21, 2005 and December 23, 2005 is assumed by the Luxembourg paying agent within the meaning of these laws and not by the Republic.

UNDERWRITING

The Republic and the underwriters have entered into an underwriting agreement, dated as of July 24, 2009, relating to the offering and sale of the notes. In the underwriting agreement, the Republic has agreed to sell to each underwriter, and each underwriter has agreed, severally and not jointly, to purchase from the Republic, the principal amount of notes that appears opposite the name of such underwriter in the table below:

Barclays Capital Inc.	$416,666,666.67
Deutsche Bank Securities Inc.	$416,666,666.66
Goldman Sachs International	$416,666,666.67
Total	$1,250,000,000.00

One of the underwriters is not a U.S. registered broker-dealer and therefore, to the extent that it intends to effect any sales of the notes in the United States, it will do so through one or more U.S. registered broker-dealers as permitted by regulations of the Financial Industry Regulatory Authority.

The obligations of the underwriters under the underwriting agreement, including their agreement to purchase notes from the Republic, are several and not joint. These obligations are also subject to the satisfaction of certain conditions in the underwriting agreement. The underwriters have agreed to purchase all of the notes if any of them are purchased.

The underwriters have advised the Republic that they propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement. The underwriters may offer the notes to selected dealers at the public offering price minus an underwriting discount of up to 0.10% of the principal amount. After the initial public offering, the underwriters may change the public offering price and any other selling terms.

In the underwriting agreement, the Republic has agreed that it will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Application is being made to list the notes on the Official List of the Luxembourg Stock Exchange and to trade the notes on the Regulated Market “Bourse de Luxembourg” of the Luxembourg Stock Exchange in accordance with the relevant rules and regulations of the Luxembourg Stock Exchange. The underwriters have advised the Republic that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market-making in the notes at any time in their sole discretion. Accordingly, the Republic cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable.

The underwriters have informed the Republic that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

The underwriters have specifically agreed to act as follows in each of the following places:

Public Offer Selling Restrictions under the Prospectus Directive: In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each of the underwriters has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of such notes to the public in that Relevant Member State:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the Joint Book Running Managers; or

(d) in any other circumstances falling within Article 3(2) of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Selling Restrictions Addressing Additional United Kingdom Securities Laws: Each of the underwriters has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the Republic; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Italy:  The offering of the notes has not been registered pursuant to the Italian securities legislation and, accordingly, each of the underwriters has represented and agreed that it has not offered or sold, and will not offer or sell, any notes in the Republic of Italy in a solicitation to the public unless the prospectus supplement and accompanying prospectus has been authorized in accordance with chapter IV of the Prospectus Directive No. 2003/71 and relevant Italian CONSOB regulations, and that sales of the notes in the Republic of Italy shall be effected in accordance with all Italian securities, tax and exchange control and other applicable laws and regulation.

Accordingly, each of the underwriters has represented and agreed that it will not offer, sell or deliver any notes or distribute copies of the prospectus supplement and accompanying prospectus and any other document relating to the notes in the Republic of Italy except:

(1) to “Professional Investors”, as defined in Article 31.2 of CONSOB Regulation No. 11522 of 1 July 1998, as amended (“Regulation No. 11522”), pursuant to Article 30.2 and 100 of Legislative Decree No. 58 of 24 February 1998, as amended (“Decree No. 58”);

(2) in a solicitation to the public provided that the prospectus supplement and accompanying prospectus has been authorised in accordance with chapter IV of the Prospectus Directive No. 2003/71, Decree No. 58 and CONSOB Regulation No. 11971 of 14 May 1999, as amended; or

(3) in any other circumstances where an express exemption from compliance with the solicitation restrictions applies, as provided under Decree No. 58 or CONSOB Regulation No. 11971 of 14 May 1999, as amended.

Any such offer, sale or delivery of the notes or distribution of copies of the prospectus supplement and accompanying prospectus or any other document relating to the notes in the Republic of Italy must be:

(a) made by investment firms, banks or financial intermediaries permitted to conduct such activities in the Republic of Italy in accordance with Legislative Decree No. 385 of 1 September 1993 as amended (“Decree No. 385”), Decree No. 58, CONSOB Regulation No. 11522 and any other applicable laws and regulations; and

(b) in compliance with any other applicable notification requirement or limitation which may be imposed by CONSOB or the Bank of Italy.

Investors should also note that, in any subsequent distribution of the notes in the Republic of Italy, Article 100-bis of Decree No. 58 may require compliance with the law relating to public offers of securities. Furthermore, where the notes are placed solely with professional investors and are then systematically resold on the secondary market at any time in the 12 months following such placing, purchasers of notes who are acting outside of the course of their business or profession may in certain circumstances be entitled to declare such purchase void and to claim damages from any authorised person at whose premises the notes were purchased, unless an exemption provided for under Decree No. 58 applies.

In connection with this offering, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

The underwriters are relying on an exemption obtained from the SEC from Rule 101 of Regulation M under the Exchange Act with respect to the trading activities of the underwriters and certain of their affiliates in connection with the offering.

Delivery of the notes will be made against payment therefor on or about the fifth New York business day following the date of pricing the notes (such settlement being referred to as “T+5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing will be required, by virtue of the fact that the notes will initially settle in T+5, to specify an alternative settlement cycle at the time of such trade to prevent failed settlement. Purchasers of the notes who wish to trade the notes on the date of pricing should consult their own advisers.

In the ordinary course of their respective businesses, certain of the underwriters and their affiliates have engaged, and may engage in the future, in investment and commercial banking transactions with the Republic.

LEGAL MATTERS

Certain legal matters will be passed upon for the Republic by the First Legal Advisor, Undersecretariat of Treasury, Prime Ministry, the Republic of Turkey. The validity of the notes will be passed upon for the Republic by Arnold & Porter LLP, New York, New York, special United States counsel for the Republic, and for the underwriters by Clifford Chance LLP, London, United Kingdom, counsel to the underwriters. All statements in this prospectus supplement with respect to matters of Turkish law have been passed upon for the Republic by the First Legal Advisor, and for the underwriters by Pekin & Pekin, Istanbul, Turkey. In rendering their opinions, Arnold & Porter LLP will rely as to all matters of Turkish law upon the First Legal Advisor and Clifford Chance LLP will rely as to all matters of Turkish law upon Pekin & Pekin.

TABLE OF REFERENCES

The table below sets out the page references containing the information incorporated by reference from the Annual Report on Form 18-K for the Republic (for the purposes of this section, the “Issuer”), as amended, for the fiscal year ended December 31, 2007 filed with the SEC on September 30, 2008, which contains the economic, financial and statistical information for fiscal years ended December 31, 2007, December 31, 2006, December 31, 2005, December 31, 2004, and December 31, 2003:

EC No. 809/2004 Item	Annual Report on Form 18-K for 2007, as amended

The Issuer’s position within the governmental framework	“Description of the Republic — Government Organization and Political Background” on pages 20 to 21 of Exhibit D
Geographic location and legal form of the Issuer	“Description of the Republic” and “— Location, Area and Topography” on page 19 and 20 of Exhibit D
Structure of the Issuer’s economy	“Economy” on pages 31 to 61 of Exhibit D
Gross domestic product	“Economy — Gross Domestic Product” on pages 33 and 34 of Exhibit D
Turkey’s political system and government	“Description of the Republic — Government Organization and Political Background” on pages 20 and 21 of Exhibit D
Tax and budgetary systems of the Issuer	“Public Finance — Taxation” and “— Recent Developments in Tax Policy” on pages 107 to 111 of Exhibit D and “Public Finance — Consolidated Central Government Budget” on pages 100 to 105 of Exhibit D
Gross public debt of the Issuer	“Debt” on pages 120 to 144 of Exhibit D
Foreign trade and balance of payments	“Foreign Trade and Balance of Payments” on pages 61 to 75 of Exhibit D
Foreign exchange reserves	“Foreign Trade and Balance of Payments — International Reserves” on page 74 and 75 of Exhibit D
Income and expenditure figures	“Public Finance — Consolidated Central Government Budget” on page 100 to 105 of Exhibit D

The information included in the ‘Recent Developments’ section of this Prospectus Supplement supplements the information contained in the Republic’s Annual Report for 2007 on Form 18-K filed with the SEC on September 30, 2008. To the extent that the information in the ‘Recent Developments’ section is inconsistent with the information contained in the Annual Report for 2007, the information in the ‘Recent Developments’ section supersedes and replaces such information.

Any information not listed in the cross-reference table but included in the documents incorporated by reference is given for information purpose only.

The prospectus supplement and the accompanying prospectus including the documents containing the information incorporated by reference will be published on the website of the Luxembourg Stock Exchange which is http://www.bourse.lu.

PROSPECTUS

THE REPUBLIC OF TURKEY

$8,182,000,000

Debt Securities

The Republic of Turkey, which may be referred to herein as Turkey or the Republic, may offer up to $8,182,000,000 (or its equivalent in other currencies) aggregate principal amount of its debt securities.

Turkey may offer its debt securities from time to time in one or more offerings. Turkey will provide the specific terms of the debt securities it is offering in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

Turkey may sell the securities directly, through agents designated from time to time or through underwriters or dealers.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. Turkey has not authorized anyone to provide you with different or additional information. Turkey is not making an offer of these debt securities in any place where the offer is not permitted by law. You should not assume that the information in this prospectus or any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date on the front of those documents.

The date of this prospectus is August 10, 2006.

WHERE YOU CAN FIND MORE INFORMATION

Turkey voluntarily files annual reports on Form 18-K with the Securities and Exchange Commission (SEC). These reports and any amendments to these reports include certain financial, statistical and other information about Turkey and may be accompanied by exhibits. You may read and copy any document Turkey files with the SEC at the SEC’s public reference room in Washington, D.C. Turkey’s SEC filings are also available to the public from the SEC’s website at http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room, or log on to www.sec.gov. The SEC is located at 100 F Street, N.E., Washington, DC 20549.

The SEC allows Turkey to “incorporate by reference” the information Turkey files with it. This means that Turkey can disclose important information to you by referring you to those documents. Information that is incorporated by reference is an important part of this prospectus. Turkey incorporates by reference the following documents:

•	Turkey’s Annual Report on Form 18-K for the year ended December 31, 2004 (File Number 033-37817); and

•	all amendments to Turkey’s Annual Report on Form 18-K for the year ended December 31, 2004 filed prior to the date of this prospectus (File Number 033-37817).

Turkey also incorporates by reference all future annual reports and amendments to annual reports until it sells all of the debt securities covered by this prospectus. Each time Turkey files a document with the SEC that is incorporated by reference, the information in that document automatically updates the information contained in previously filed documents.

You may request a free copy of these filings by writing to Turkey’s Economic Counselor at the following address:

Turkish Embassy
Office of the Economic Counselor
2525 Massachusetts Avenue, N.W.
Washington, D.C. 20008
Attn: Deputy Economic Counselor
(202) 612-6790

DATA DISSEMINATION

Turkey is a subscriber to the International Monetary Fund’s Special Data Dissemination Standard, or “SDDS”, which is designed to improve the timeliness and quality of information of subscribing member countries. The SDDS requires subscribing member countries to provide schedules indicating, in advance, the date on which data will be released, the so-called “Advance Release Calendar”. For Turkey, precise dates or “no-later-than dates” for the release of data under the SDDS are disseminated no later than three months in advance through the Advance Release Calendar, which is published on the Internet under the International Monetary Fund’s Dissemination Standards Bulletin Board. Summary methodologies of all metadata to enhance transparency of statistical compilation are also provided on the Internet under the International Monetary Fund’s Dissemination Standard Bulletin Board. The Internet website is located at http: //dsbb.imf.org/Applications/web/sddscountrycategorylist/?strcode=TUR. The website and any information on it are not part of this prospectus. All references in this prospectus to this website are inactive textual references to this URL, or “uniform resource locator”, and are for your information only.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, Turkey will use the net proceeds from the sale of the debt securities for the general financing purposes of Turkey, which may include the repayment of debt.

DEBT SECURITIES

Turkey may issue debt securities, in distinct series at various times, and these debt securities will be issued pursuant to a fiscal agency agreement between Turkey and a fiscal agent. The financial terms and other specific terms of a particular series of debt securities will be described in a prospectus supplement relating to those securities. If the terms or conditions described in the prospectus supplement that relates to your series of debt securities differ from the terms or conditions described in this prospectus, you should rely on the terms or conditions described in the prospectus supplement.

In this description of debt securities, you will see some initially capitalized terms. These terms have very particular, legal meanings, and you can find their definitions under the heading “Definitions” below.

General

The prospectus supplement that relates to your debt securities will specify the following terms, if applicable:

•	the specific title or designation of the debt securities;

•	the principal amount of the debt securities;

•	the price of the debt securities;

•	the stated maturity date on which Turkey agrees to repay principal;

•	the rate of any interest the debt securities will bear and, if variable, the method by which the interest rate will be calculated;

•	the dates on which any interest payments are scheduled to be made;

•	the date or dates from which any interest will accrue;

•	the record dates for any interest payable on an interest payment date;

•	whether and under what circumstances and terms Turkey may redeem the debt securities before maturity;

•	whether and under what circumstances and terms the holders of the debt securities may opt to have their respective debt securities prepaid;

•	whether and under what circumstances the debt securities will be entitled to the benefit of a sinking fund or other similar arrangement;

•	whether and under what circumstances and terms the holders of the debt securities may opt to obligate Turkey to repurchase or exchange their respective securities, either pursuant to an option that is included in the debt securities or that is or becomes separately tradable following their issuance;

•	the currency or currencies in which the debt securities are denominated, which may be U.S. dollars, another foreign currency or units of two or more currencies;

•	the currency or currencies for which such debt securities may be purchased and in which principal, premium, if any, and interest may be payable;

•	whether any amount payable in respect of the debt securities will be determined based on an index or formula, and, if so, how any such amount will be determined;

•	whether the debt securities will be issued upon the exchange or conversion of other debt securities and, if so, the specific terms relating to this exchange or conversion;

•	whether any part or all of the debt securities will be in the form of a global security and the circumstance in which a global security is exchangeable for certificated (physical) securities;

•	whether the debt securities will be listed and, if listed, the stock exchange on which the debt securities will be listed;

•	whether the debt securities will be designated “Collective Action Securities” (as described below under “Collective Action Securities”); and

•	any other terms of the debt securities.

If applicable, the prospectus supplement may also describe any United States federal or Turkish income tax consequences and special considerations applicable to that particular series of debt securities.

Status of the Debt Securities

The debt securities will be direct, unconditional, unsecured and general obligations of Turkey without any preference one over the other. Turkey will pledge its full faith and credit for the due and punctual payment of principal of and interest on the debt securities and for the timely performance of all of its obligations with respect to the debt securities.

The debt securities of each series will rank pari passu in right of payment with all other payment obligations relating to the External Indebtedness of Turkey.

Form of Debt Securities

Unless otherwise specified in the prospectus supplement, debt securities denominated in U.S. dollars will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 and greater multiples.

Debt securities denominated in another monetary unit will be issued in the denominations set forth in the applicable prospectus supplement.

Payment

Unless otherwise specified in the applicable prospectus supplement, the principal of and interest on the debt securities will be payable in U.S. dollars at the New York office of the fiscal agent to the registered holders of the debt securities on the related record date; provided, however, that unless otherwise specified in the prospectus supplement, payments of interest will be paid by check mailed to the registered holders of the debt securities at their registered addresses.

If any date in which principal or interest is due to be paid is not a business day, Turkey may pay interest on the next day that is a business day and no additional interest will accrue on that payment. For this purpose, business day means any day, other than a Saturday or Sunday, on which banks in The City of New York are not required or authorized by law or executive order to be closed.

The register of holders of debt securities will be kept at the New York office of the fiscal agent.

Any moneys held by the fiscal agent in respect of debt securities and remaining unclaimed for two years after those amounts have become due and payable shall be returned to Turkey. After the return of these moneys to Turkey, the holders of these debt securities may look only to Turkey for any payment.

Turkey may replace the fiscal agent at any time, subject to the appointment of a replacement fiscal agent. The fiscal agent is an agent of Turkey and is not a trustee for the holders of the debt securities.

Negative Pledge

Turkey undertakes that it will not, so long as any of the debt securities remain outstanding, create or permit to exist (i) any Lien (other than a Permitted Lien) for any purpose upon or with respect to any International Monetary Assets of Turkey; or (ii) any Lien (other than a Permitted Lien) upon or with respect to any other assets of Turkey to secure External Indebtedness of any Person, unless the debt securities at the same time share pari passu and pro rata in such security.

Definitions

“Exportable Assets” means goods which are sold or intended to be sold for a consideration consisting of or denominated in Foreign Currency and any right to receive Foreign Currency in connection with the sale thereof.

“External Indebtedness” of any Person means (i) each obligation, direct or contingent, of such Person to repay a loan, deposit, advance or similar extension of credit, (ii) each obligation of such Person evidenced by a note, bond, debenture or similar written evidence of indebtedness, and (iii) each Guarantee by such Person of an obligation constituting External Indebtedness of another Person; if in each case such obligation is denominated in a Foreign Currency or payable at the option of the payee in a Foreign Currency; provided that (i) an obligation (or Guarantee thereof) which by its terms is payable only by a Turkish Person to another Turkish Person in the Republic is not External Indebtedness; (ii) an obligation to the extent that it is owing only to an individual who is a Turkish citizen is not External Indebtedness; and (iii) an obligation is deemed to be denominated in a Foreign Currency if the terms thereof or of any applicable governmental program contemplate that payment thereof will be made to the holder thereof in such Foreign Currency by the obligor, Turkey or any other Turkish Person.

“Foreign Currency” means any currency other than the lawful currency of Turkey.

“Guarantee” includes a suretyship or any other arrangement whereby the respective party is directly or indirectly responsible for any External Indebtedness of another Person, including, without limitation, any obligation of such party to purchase action for the purpose goods or services or supply funds or take any other of providing for the payment or purchase of such External Indebtedness (in whole or in part).

“International Monetary Assets” means all official holdings of gold, Special Drawing Rights, Reserve Positions in the International Monetary Fund and Foreign Exchange which is owned or held by Turkey or any monetary authority of Turkey, all as defined by the International Monetary Fund.

“Lien” means any lien, mortgage, deed of trust, charge, pledge, hypothecation, security interest or other encumbrance.

“Permitted Lien” means

(1) any Lien on Foreign Currency (or deposits denominated in Foreign Currency) securing obligations with respect to a letter of credit issued in the course of ordinary commercial banking transactions (and expiring within one year thereafter) to finance the importation of goods or services into the Republic; (2) any Lien on Exportable Assets (but not official holdings of gold), documents of title relating thereto, insurance policies insuring against loss or damage with respect thereto and proceeds of the foregoing, securing External Indebtedness incurred to finance the business of producing or exporting Exportable Assets; provided that (x) the proceeds of the sale of such Exportable Assets are expected to be received within one year after such Exportable Assets or documents become subject to such Lien; and (y) such External Indebtedness (i) is to be repaid primarily out of proceeds of sale of the Exportable Assets subject to such Lien and (ii) does not arise out of financing provided by the lender on condition that other External Indebtedness be repaid;

(3) any Lien securing External Indebtedness incurred for the purpose of financing any acquisition of assets (other than International Monetary Assets), provided that the assets which are subject to such Lien are: (x) tangible assets acquired in such acquisition (including, without limitation, documents evidencing title to such tangible assets); (y) claims which arise from the use, failure to meet specifications, sale or loss of, or damage to, such assets; or (z) rent or charter hire payable by a lessee or charterer of such assets;

(4) any Lien on or with respect to assets (other than International Monetary Assets) existing at the time of the acquisition thereof, provided that such Lien was not incurred in contemplation of such acquisition;

(5) any Lien on or with respect to assets (other than International Monetary Assets) acquired (or deemed to be acquired) under a financial lease, or claims arising from the use, operation, failure to meet specifications, sale or loss of, or damage to, such assets, provided that (x) such Lien secures only rentals and other amounts payable under such lease; and (y) such assets were not owned by the Republic for more than 120 days prior to becoming subject to such lease;

(6) any Lien on any assets which arose pursuant to any order of attachment, distraint or similar legal process arising in connection with court proceedings so long as the execution or other enforcement thereof is effectively stayed and the claims secured thereby are being contested in good faith by appropriate proceedings;

(7) any Lien arising by operation of law (and not pursuant to any agreement) which has not been foreclosed or otherwise enforced against the assets to which it applies, including without limitation any right of set-off with respect to demand or time deposits maintained with financial institutions and banker’s liens with respect to property held by financial institutions, provided that such Lien arises in the ordinary course of the activities of the owner of the assets subject thereto and not with a view to securing any External Indebtedness;

(8) any Lien securing External Indebtedness incurred in connection with any Project Financing, provided that the assets to which such Lien applies (x) are not official holdings of gold; and (y) are (i) assets which are the subject of such Project Financing or (ii) revenues or claims which arise from the use, operation, failure to meet specifications, exploitation, sale or loss of, or damage to, such assets;

(9) Liens on assets (other than official holdings of gold) in existence on the initial date of issuance of the securities of a series provided that such Liens remain confined to the assets affected thereby on the initial date of issuance of the securities of such series, and secure only those obligations so secured on the initial date of issuance of the securities of such series;

(10) any Lien arising in connection with contracts entered into substantially simultaneously for sales and purchases at market prices of precious metals; and

(11) any Lien or Liens which otherwise would not be permissible pursuant to the negative pledge and which secure(s) indebtedness in an aggregate amount not exceeding $50,000,000 (or the equivalent thereof in other currencies or composite currency units).

“Person” means an individual, corporation, partnership, joint venture, trust, unincorporated organization or any other judicial entity, including, without limitation, a government or governmental body or agency or instrumentality or any international organization or agency.

“Project Financing” mean any financing of the acquisition, construction or development of any asset in connection with a project if the Person or Persons providing such financing expressly agree to look to the asset financed and the revenues to be generated by the use, exploitation, operation of or loss of, or damage to, such asset as a principal source of repayment for the moneys advanced and at the time of such financing it was reasonable to conclude that such project would generate sufficient income to repay substantially all of the principal of and interest on all External Indebtedness incurred in connection with such project.

“Turkish Person” means Turkey and any Person who is a resident or national of Turkey or which has its principal place of business, seat or head office in Turkey or any Person incorporated or organized under the laws of Turkey.

Default

Any of the following events affecting a particular series of debt securities will be an event of default with respect to that series of debt securities:

(a) Turkey fails to pay, when due, principal of or any interest on the debt securities of that series and such failure continues for a period of 30 days; or

(b) Turkey defaults in performance or observance of or compliance with any of its other obligations set forth in the debt securities of that series, which default is not remedied within 60 days after written notice of such default shall have been given to Turkey by the holder of any debt securities of that series at the corporate trust office of the fiscal agent in the City of New York; or

(c) any other present or future External Indebtedness (as defined above) of Turkey, for or in respect of moneys borrowed or raised in an amount in aggregate of not less than $40,000,000 (or its equivalent in other currencies or composite currency units), becomes due and payable prior to its stated maturity otherwise than at the option of Turkey, or any such amount of External Indebtedness is not paid when due (in accordance with any extension granted in any modification, consent or waiver by the holders of such External Indebtedness) or, as the case may be, within any applicable grace period; or

(d) Turkey ceases to be a member of the International Monetary Fund or of any successor (whether corporate or not) that performs the functions of, or functions similar to, the International Monetary Fund; or

(e) Turkey announces its inability to pay its debts as they mature; or

(f) it becomes unlawful for Turkey to perform or comply with any of its payment obligations under any of the debt securities of a series.

Acceleration of Maturity

The following description does not apply to any series of debt securities that has been designated Collective Action Securities. See “Collective Action Securities — Acceleration of Maturity” below for a description of the corresponding terms of Collective Action Securities.

If one or more of the events described above occurs with respect to a particular series of debt securities, each holder of debt securities of that series may declare the principal of and any accrued interest on the debt securities it holds immediately due and payable. Holders of debt securities may exercise these rights only by providing a written demand to Turkey and the fiscal agent at a time when the event of default is continuing unless prior to the receipt of that demand by the fiscal agent all defaults have been cured.

No periodic evidence is required to be furnished by Turkey as to the absence of defaults.

Redemption and Repurchase

Unless otherwise set forth in the applicable prospectus supplement, the debt securities will not be redeemable prior to maturity by Turkey or repayable prior to maturity by the registered holders of these debt securities.

Turkey may at any time purchase debt securities in any manner and for any price. If Turkey purchases debt securities of a series by tender, tenders must be available to all holders of debt securities of that series. Any debt securities purchased by Turkey may, at its discretion, be held by Turkey or surrendered to the fiscal agent for cancellation, but such debt securities may not be resold.

Meetings and Amendments

General.  A meeting of holders of debt securities of any series may be called at any time:

•	to make, give or take any request, demand, authorization, direction, notice, consent, waiver or other action provided for in the fiscal agency agreement or the debt securities of that series; or

•	to modify, amend or supplement the terms of the debt securities of that series or the fiscal agency agreement.

Turkey or the fiscal agent may at any time call a meeting of holders of debt securities of a series for any purpose described above. This meeting will be held at the time and place determined by the fiscal agent. If Turkey or the holders of at least 10% in aggregate principal amount of the outstanding (as defined in the fiscal agency agreement) debt securities of a series request (in writing) the fiscal agent to call a meeting, the fiscal agent will call such a meeting.

For the purpose of this prospectus, “outstanding debt securities” does not include:

•	previously canceled debt securities;

•	debt securities called for redemption;

•	debt securities which have become due and payable and for which sufficient funds to pay amounts owed under these debt securities have been paid or provided for;

•	debt securities of a series, which have been substituted with another series of debt securities; and

•	for purposes of determining whether the required percentage of holders of debt securities is present at a meeting of holders for quorum purposes or has approved any amendment, modification or change to, or waiver of, the debt securities or the fiscal agency agreement, or whether the required percentage of holders has delivered a notice of acceleration, debt securities held directly by Turkey or on its behalf. See “Collective Action Securities — Amendments and Waivers” below for additional qualifications to the definition of “outstanding debt securities” as it applies to any series of debt securities that has been designated Collective Action Securities.

Notice.  The notice of a meeting will set forth the time and place of the meeting and in general terms the action proposed to be taken at the meeting. This notice shall be given as provided in the terms of the debt securities. In addition, this notice shall be given between 30 and 60 days before the meeting date; however, in the case of any meeting to be reconvened after adjournment for lack of a quorum, this notice shall be given between 15 and 60 days before the meeting date.

Voting; Quorum.  A person that holds outstanding debt securities of a series or is duly appointed to act as proxy for a holder of the debt securities of a series will be entitled to vote at a meeting of holders of the debt securities of that series. The presence at the meeting of persons entitled to vote a majority of the principal amount of the outstanding debt securities of a series shall constitute a quorum with respect to that series of debt securities.

At the reconvening of a meeting adjourned for a lack of a quorum, the presence of persons entitled to vote 25% in principal amount of the outstanding debt securities of a series shall constitute a quorum with respect to that series of debt securities for the taking of any action set forth in the notice of the original meeting.

Regulations.  The fiscal agent may make reasonable and customary regulations as it deems advisable for any meeting with respect to:

•	the proof of the holding of debt securities of a series;

•	the adjournment and chairmanship of such meeting;

•	the appointment and duties of inspectors of votes, certificates and other evidence of the right to vote; and

•	other matters concerning the conduct of the meeting that the fiscal agent deems appropriate.

Amendments.  (The following description does not apply to any series of debt securities that has been designated Collective Action Securities. See “Collective Action Securities — Amendments and Waivers” below for a description of the corresponding terms of Collective Action Securities). Unless the unanimous consent of holders of debt securities of an affected series is required as specified below, with:

•	the affirmative vote, in person or (in the case of registered owners of the debt securities of that series) by proxy, of the holders of at least 66 2/3% in aggregate principal amount of the outstanding debt securities of a series represented and voting at a duly called and held meeting (or any other percentage as may be set forth in the text of the debt securities of that series); or

•	the written consent of the holders of 66 2/3% in aggregate principal amount of the outstanding debt securities of a series (or any other percentage as may be set forth in the text of the debt securities of that series),

(i) Turkey and the fiscal agent may modify, amend or supplement the terms of the debt securities of that series or, insofar as it affects the debt securities of that series, the fiscal agency agreement in any way and (ii) the holders of debt securities of that series may make, take or give any request, demand, authorization, direction, notice, consent, waiver or other action provided by the fiscal agency agreement or the debt securities of that series to be made, given or taken by holders of debt securities of such series.

The written consent or affirmative vote of the holders of 100% in aggregate principal amount of each debt security of an affected series is required to:

•	change the due date for the payment of the principal of, or any installment of interest on, any debt security of that series;

•	reduce the principal amount of any debt security of that series;

•	reduce the portion of the principal amount that is payable in the event of an acceleration of the maturity of any debt security of that series;

•	reduce the interest rate on any debt security of that series;

•	reduce the premium payable, if any, upon the redemption of any debt security of that series;

•	change the currency in which any amount in respect of the debt securities of that series is payable or change the place at which payment with respect the debt securities of that series is to be paid from the Borough of Manhattan, The City of New York;

•	shorten the period, if any, during which Turkey is not permitted to redeem the debt securities of that series;

•	reduce the proportion of the principal amount of the debt securities of that series that is required:

•	to modify, amend or supplement the fiscal agency agreement or the terms and conditions of the debt securities of that series; or

•	to make, take or give any request, demand, authorization, direction, notice, consent, waiver or other action; or

•	change the obligation of Turkey to pay additional amounts.

Turkey and the fiscal agent may, without the vote or consent of any holder of debt securities of a series, modify, amend or supplement the fiscal agency agreement or the debt securities of any series for the purpose of:

•	adding to the covenants of Turkey for the benefit of the holders of the debt securities;

•	surrendering any right or power conferred upon Turkey;

•	securing the debt securities of that series pursuant to the requirements of the debt securities or otherwise;

•	curing any ambiguity or curing, correcting or supplementing any defective provision contained in the fiscal agency agreement or in the debt securities of that series; or

•	amending the fiscal agency agreement or the debt securities of that series in any manner which Turkey and the fiscal agent may determine which does not adversely affect the interest of any holder of debt securities of that series.

Any modification, amendment or supplement approved in the manner described in this section shall be binding on the holders of debt securities of such series.

Payment of Additional Amounts

All payments of principal and interest in respect of the debt securities by Turkey will be made free and clear of, and without withholding or deduction for or on account of, any present or future taxes, duties, assessments or governmental charges imposed, levied, collected, withheld or assessed by or within Turkey or any authority of or within Turkey (together, “Taxes”), unless such withholding or deduction is required by tax law. In that event, Turkey shall pay those additional amounts that will result in receipt by the holders of debt securities of the amounts that would have been received by them had such withholding or deduction not been required, except that no additional amounts shall be payable with respect to any debt security:

•	to a holder (or a third party on behalf of a holder) where such holder is liable to pay such Taxes in respect of any debt security by reason of that holder’s having some connection with Turkey other than the mere holding of that debt security or the receipt of principal and interest in respect of that debt security; or

•	presented for payment more than 30 days after the Relevant Date (see below), except to the extent that the holder of that debt security would have been entitled to additional amounts on presenting the same for payment on the last day of that 30-day period.

The term “Relevant Date” in respect of any debt security means whichever is the later of:

•	the date on which payment in respect of the debt security first becomes due and payable; or

•	if the fiscal agent has not received the full amount of the moneys payable on or before that due date, the date on which notice is given to the holders of debt securities that the full amount of those moneys has been received and is available for payment.

Any reference in this section to “principal” and/or “interest” includes any additional amounts that may be payable under the debt securities.

Upon not less than 30 days’ prior notice to holders of the debt securities, Turkey will have the right to require each holder to present at the office of any paying agency five business days prior to each record date a certificate, in such form as Turkey may from time to time reasonably prescribe in order to comply with applicable law or regulation, to enable Turkey to determine its duties and liabilities with respect to (i) any taxes, assessments or governmental charges which Turkey or the fiscal agent may be required to deduct or withhold from payments in respect of such securities under any present or future law of the United States or any regulation of any taxing authority thereof and (ii) any reporting or other requirements under such laws or regulations. Turkey will be entitled to determine its duties and liabilities with respect to such deduction, withholding, reporting or requirements of the basis of information contained in such certificate or, if no certificate shall be presented, on the basis of any presumption created by any such law or regulation and shall be entitled to act in accordance with such determination, but shall not be entitled to withhold all or part of any such payment except as required by applicable law.

Global Securities

The prospectus supplement that relates to your debt securities indicates whether any of the debt securities you purchase will be represented by a global security. The aggregate principal amount of any global security equals the sum of the principal amount of all the debt securities it represents. The global security will be registered in the name of the depositary identified in the prospectus supplement or its nominee, and will be deposited with the depositary, its nominee or a custodian.

Limitations on Your Ability to Obtain Debt Securities Registered in Your Name.  The global security will not be registered in the name of any person other than the depositary or its nominee. Similarly, the global security will not be exchanged for debt securities that are registered in the name of any person other than the depositary or its nominee. An exception to these restrictions would be made only if:

•	the depositary notifies Turkey that it is unwilling, unable or no longer qualified to continue to act as depositary and Turkey does not appoint a successor depositary within 90 days;

•	at any time Turkey decides it no longer wishes to have all or part of the debt securities represented by a global security; or

•	an event of default has occurred and is continuing to occur with respect to the securities.

In those circumstances, the depositary will determine in whose names to register any certificated (physical) debt securities issued in exchange for the global security. These certificated (physical) debt securities will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 and greater multiples, unless otherwise specified in a prospectus supplement.

The depositary or its nominee will be considered the sole owner and holder of the global security for all purposes. As a result:

•	You cannot get debt securities registered in your name for so long as they are represented by the global security;

•	You cannot receive certificated (physical) debt securities in your name in exchange for your beneficial interest in the global security;

•	You will not be considered to be the owner or holder of the global security or any debt securities represented by the global security for any purpose;

•	You cannot assert any right of a holder of the debt securities unless you are authorized by the depositary and the participant through which you hold your beneficial interest; and

•	All payments on the global security will be made to the depositary or its nominee.

In some jurisdictions, certain types of purchasers (such as some insurance companies) are not permitted to own securities represented by a global security. These laws may limit your ability to sell or transfer your beneficial interest in the global security to these types of purchasers.

Beneficial Interests in and Payments on Global Security.  Institutions that have accounts with the depositary or a nominee of the depositary, such as securities brokers and dealers, are called participants. Only participants, and persons that hold beneficial interests through participants, can own a beneficial interest in the global security. The depositary keeps records of the ownership and transfer of beneficial interests in the global security by its participants. In turn, participants keep records of the ownership and transfer of beneficial interests in the global security by other persons (such as their customers). No other records of the ownership and transfer of interests in the global security will be kept.

When the depositary receives payment of principal or interest on the global security, the depositary is expected to credit its participants’ accounts in amounts that correspond to their respective beneficial interests in the global security. In turn, after the participants’ accounts are credited, the participants are expected to credit the accounts of the owners of beneficial interests in the global security in amounts that correspond to the owners’ beneficial interests in the global security.

The depositary and its participants establish policies and procedures that govern payments, transfers and other important matters that affect owners of beneficial interests in the global security. The depositary and its participants may change these policies and procedures from time to time. Turkey has no responsibility or liability for the records of owners of beneficial interests in the global security. Also, Turkey is not responsible for supervising or reviewing those records or payments. Turkey has no responsibility or liability for any aspect of the relationship between the depositary and its participants or for any aspects of the relationship between participants and owners of beneficial interests in the global security.

Governing Law and Consent to Service

Turkey is a foreign sovereign government. Consequently, it may be difficult for investors to obtain or realize upon judgments of courts of the United States against the Republic. The fiscal agency agreement and the debt securities will be governed by and interpreted in accordance with the laws of the State of New York, except with respect to the authorization and execution of the debt securities on behalf of Turkey and any other matters required to be governed by the laws of Turkey, which will be governed by the laws of Turkey.

Turkey will irrevocably waive, to the fullest extent permitted by law, any immunity, including foreign sovereign immunity, from jurisdiction to which it might otherwise be entitled in any action arising out of or based on the debt securities which may be instituted by the holder of any debt securities in any state or federal court in the City of New York or in any competent court in Turkey. Turkey will appoint the Economic Counselor of the Republic, 821 United Nations Plaza, 4th Floor, New York, New York, 10017, as its authorized agent upon whom process may be served in any action arising out of or based on the debt securities which may be instituted in any state or federal court in the City or State of New York by the holder of any debt securities. Such appointment shall be irrevocable until all amounts in respect of the principal, premium, if any, and interest, if any, due or to become due on or in respect of all the debt securities issuable under the fiscal agency agreement have been paid by Turkey to the fiscal agent, except that if for any reason the authorized agent ceases to be able to act as such authorized agent or no longer has an address in New York, Turkey will appoint another person in New York as its authorized agent.

The Economic Counselor is not the agent for service for actions under the United States federal securities laws or state securities laws and Turkey’s waiver of immunity does not extend to such actions. Because Turkey has not waived its sovereign immunity in connection with any actions arising out of or based on United States federal or state securities laws, it will not be possible to obtain a United States judgment against Turkey based on such laws unless a court were to determine that Turkey is not entitled under the United States Foreign Sovereign Immunities Act of 1976, as amended, to sovereign immunity with respect to such actions.

Under the laws of Turkey, assets of Turkey are immune from attachment or other forms of execution, whether before or after judgment. The United States Foreign Sovereign Immunities Act of 1976, as amended, may also provide a means for limited execution upon any property of Turkey that is related to the service and administration of the debt securities.

COLLECTIVE ACTION SECURITIES

Turkey may designate a particular series of debt securities to be “Collective Action Securities,” the specific terms of which will be described in the prospectus supplement relating to such securities. Collective Action Securities will have the same terms and conditions as the securities described under the heading “Debt Securities” above, except that such Collective Action Securities shall contain different provisions relating to certain aspects of default, acceleration and voting on amendments, modifications, changes and waivers, as follows:

Acceleration of Maturity

If an event of default described under the heading “Debt Securities — Default” above occurs and is continuing with respect to any series of debt securities that have been designated Collective Action Securities, the holders of at least 25% of the aggregate principal amount of the outstanding debt securities of that series may, by notice to the fiscal agent, declare all the debt securities of that series to be due and payable immediately. Holders of less than 25% of the aggregate principal amount of the outstanding debt securities of that series may not, on their own, declare the debt securities of that series to be due and payable immediately. Holders of notes may exercise these rights only by providing a written demand to Turkey at the office of the fiscal agent at a time when the event of default is continuing.

Upon any declaration of acceleration, the principal, interest and all other amounts payable on the debt securities of that series will be immediately due and payable on the date Turkey receives written notice of the declaration, unless Turkey has remedied the event or events of default prior to receiving the notice. The holders of 66 2/3% or more of the aggregate principal amount of the outstanding debt securities of that series may rescind a declaration of acceleration if the event or events of default giving rise to the declaration have been cured or waived.

Amendments and Waivers

Turkey, the fiscal agent and the holders may generally modify or take actions with respect to the fiscal agency agreement or the terms of the debt securities of any series that have been designated Collective Action Securities with:

•	the affirmative vote of the holders of not less than 66 2/3% in aggregate principal amount of the outstanding debt securities of that series that are represented at a duly called and held meeting; or

•	the written consent of the holders of 66 2/3% in aggregate principal amount of the outstanding debt securities of that series.

However, the holders of not less than 75% in aggregate principal amount of the outstanding debt securities of that series, voting at a meeting or by written consent, must consent to any amendment, modification, change or waiver with respect to the debt securities of that series that would:

•	change the due date for the payment of the principal of, or any installment of interest on, the debt securities of that series;

•	reduce the principal amount of the debt securities of that series;

•	reduce the portion of the principal amount that is payable in the event of an acceleration of the maturity of the debt securities of that series;

•	reduce the interest rate of the debt securities of that series;

•	change the currency in which any amount in respect of the debt securities of that series is payable or exclude the Borough of Manhattan, The City of New York, as a required place at which payment with respect to interest, premium or principal is payable;

•	shorten the period during which Turkey is not permitted to redeem the debt securities of that series if, prior to such action, Turkey is not permitted to do so;

•	change Turkey’s obligation to pay any additional amounts under the debt securities of that series;

•	change the definition of “outstanding” with respect to the debt securities of that series;

•	change the governing law provision of the debt securities of that series;

•	change Turkey’s appointment of an agent for service of process in the United States or Turkey’s agreement not to claim and to waive irrevocably immunity (sovereign or otherwise) in respect of any suit, action or proceeding arising out of or relating to the fiscal agency agreement or to the debt securities of that series;

•	change the status of the debt securities of that series, as described under “Debt Securities — Status of the Debt Securities” in the prospectus;

•	in connection with an offer to acquire all or any portion of the debt securities of that series, amend any event of default under the debt securities of that series; or

•	reduce the proportion of the principal amount of the debt securities of that series that is required:

•	to modify, amend or supplement the fiscal agency agreement or the terms and conditions of the debt securities of that series; or

•	to make, take or give any request, demand, authorization, direction, notice, consent, waiver or other action.

Turkey refers to the above subjects as “reserved matters.” A change to a reserved matter, including the payment terms of any series of debt securities that have been designated Collective Action Securities, can be made without your consent, as long as a supermajority of the holders (that is, the holders of at least 75% in aggregate principal amount of the outstanding notes) agrees to the change.

If both Turkey and the fiscal agent agree, they may, without the vote or consent of any holder of debt securities of a series, modify, amend or supplement the fiscal agency agreement or the debt securities of any series for the purpose of:

•	adding to the covenants of Turkey for the benefit of the holders of the notes;

•	surrendering any right or power conferred upon Turkey;

•	securing the debt securities of that series pursuant to the requirements of the debt securities or otherwise;

•	curing any ambiguity or curing, correcting or supplementing any defective provision contained in the fiscal agency agreement or in the debt securities of that series; or

•	amending the fiscal agency agreement or the debt securities of that series in any manner which Turkey and the fiscal agent may determine and that is not inconsistent with and does not adversely affect the interest of any holder of debt securities of that series.

Any modification, amendment or supplement approved in the manner described in this section shall be binding on the holders of debt securities of such series.

For purposes of determining whether the required percentage of holders of any series of debt securities that have been designated Collective Action Securities is present at a meeting of holders for quorum purposes or has approved any amendment, modification or change to, or waiver of, such debt securities or the fiscal agency agreement, or whether the required percentage of holders has delivered a notice of acceleration, debt securities owned, directly or indirectly, by or on behalf of Turkey or any public sector instrumentality of Turkey will be disregarded and deemed not to be “outstanding”, except that in determining whether the fiscal agent shall be protected in relying upon any amendment, modification, change or waiver, or any notice from holders, only debt securities that the fiscal agent knows to be so owned shall be so disregarded. As used in this paragraph, “public sector instrumentality” means the Central Bank of Turkey, any department, ministry or agency of the federal government of Turkey or any corporation, trust, financial institution or other entity owned or controlled by the federal government of Turkey or any of the foregoing, and “control” means the power, directly or indirectly, through the ownership of voting securities or other ownership interests, to direct the management of or elect or appoint a majority of the board of directors or other persons performing similar functions in lieu of, or in addition to, the board of directors of a corporation, trust, financial institution or other entity.

Except as specifically set forth herein, the other terms set forth under “Debt Securities — Meetings and Amendments”, including notice, quorum and other meeting and consent provisions, remain unchanged with respect to Collective Action Securities.

Further Issues of Debt Securities of a Series

From time to time, without the consent of holders of the debt securities of any series that have been designated Collective Action Securities, and subject to the required approvals under Turkish law, Turkey may create and issue additional debt securities with the same terms and conditions as those of the debt securities of that series (or the same except for the amount of the first interest payment and the issue price), provided that such additional debt securities do not have, for purposes of U.S. federal income taxation (regardless of whether any holders of such debt securities are subject to the U.S. federal tax laws), a greater amount of original issue discount than the debt securities of that series have as of the date of issuance of such additional debt securities. Turkey may also consolidate the additional debt securities to form a single series with the outstanding notes.

PLAN OF DISTRIBUTION

Turkey may sell any combination of the debt securities in any of three ways:

•	through underwriters or dealers;

•	directly to one or more purchasers; or

•	through agents.

Each prospectus supplement will set forth:

•	the name or names of any underwriters or agents;

•	the purchase price of the securities of that series;

•	the net proceeds to Turkey from the sale of the securities;

•	any underwriting discounts, agent commissions or other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

The securities may be sold from time to time in distinct series by different means at different prices that are negotiated and fixed or that vary based on market prices.

Underwriters used in the sale of securities will distribute the securities on a firm commitment basis. In this case, the underwriters will acquire the securities for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices to be determined at the time of sale. Turkey may offer the securities to the public either through underwriting syndicates represented by managing underwriters or directly by underwriters.

Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all such securities if any are purchased. The underwriters may change any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

Turkey may also sell securities of any series directly to the public or through agents designated by Turkey from time to time. Unless otherwise specified in the applicable prospectus supplement, an agent used in the sale of securities will sell the securities on a reasonable best efforts basis for the period of its appointment.

In compliance with National Association of Securities Dealers guidelines, the maximum compensation to any underwriters or agents in connection with the sale of any securities pursuant to this prospectus and any applicable prospectus supplement will not exceed 8% of the aggregate total offering price to the public of such securities as set forth on the cover page of the applicable prospectus supplement; however, it is anticipated that the maximum compensation paid will be significantly less than 8%.

Turkey may authorize agents, underwriters or dealers to solicit offers by certain specified entities to purchase the securities from Turkey under “delayed delivery” contracts. Purchasers of securities under delayed delivery contracts will pay the public offering price plus accrued interest, if any, and will take delivery of the securities on a date or dates stated in the applicable prospectus supplement. Delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement. The applicable prospectus supplement will set forth the commission payable for solicitation of these delayed delivery contracts.

Turkey may agree to indemnify agents and underwriters against certain liabilities, including liabilities under the United States Securities Act of 1933, as amended, or to contribute to payments which the agents or underwriters may be required to make in respect of any of these liabilities. Agents and underwriters may engage in transactions with or perform services for Turkey in the ordinary course of business.

Unless otherwise specified in the applicable prospectus supplement, Turkey will not register under the Securities Act the securities that it will offer and sell outside the United States. Thus, subject to certain exceptions, Turkey cannot offer, sell or deliver those securities within the United States. When Turkey offers or sells securities outside the United States, each underwriter or dealer involved in the sale of the securities will acknowledge that the securities:

•	have not been and will not be registered under the Securities Act; and

•	may not be offered or sold within the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

Each of these underwriters or dealers will agree:

•	that it has not offered or sold, and will not offer or sell, any of these securities within the United States except in accordance with Rule 903 of Regulation S under the Securities Act; and

•	that neither such underwriter or dealer nor its affiliates nor any persons acting on its or their behalf have engaged or will engage in any directed selling efforts with respect to these securities.

DEBT RECORD

Turkey has not defaulted on any principal or interest of any external debt represented by bonds issued in public international markets since it began issuing such bonds in 1988. In 1978, 1979, and 1980, Turkey rescheduled an aggregate amount of approximately $3.95 billion of its external debt consisting of commercial and government credits, which represented 20.6% of Turkey’s total outstanding external debt at that time. Turkey initiated the rescheduling to avoid a possible default under its external debt. Since that rescheduling, Turkey has always paid, when due, the full amount of principal and interest on its direct and indirect external debt. Turkey completed all payments under the rescheduling in July 1992.

VALIDITY OF THE SECURITIES

The validity of the debt securities will be passed upon for Turkey by the First Legal Advisor, Undersecretariat of Treasury, Prime Ministry, the Republic of Turkey. Certain legal matters of United States law will be passed upon for Turkey by Arnold & Porter LLP, United States counsel to Turkey, and for the underwriters, if any, by United States counsel and Turkish counsel to the underwriters named in the applicable prospectus supplement.

As to all matters of Turkish law, Arnold & Porter LLP may rely on the opinion of the First Legal Advisor, Undersecretariat of Treasury, Prime Ministry, the Republic of Turkey. As to all matters of United States law, the First Legal Advisor, Undersecretariat of Treasury, Prime Ministry, the Republic of Turkey may rely on the opinion of Arnold & Porter LLP. Certain statements with respect to matters of Turkish law in this prospectus have been passed upon by the First Legal Advisor, Undersecretariat of Treasury, Prime Ministry, the Republic of Turkey and are made upon his or her authority.

OFFICIAL STATEMENTS

The information set forth herein and in the documents incorporated by reference has been reviewed by Memduh Aslan AKCAY, Director General of Foreign Economic Relations, Undersecretariat of Treasury, Prime Ministry, the Republic of Turkey, in his official capacity, and is included herein on his authority. Information included herein or therein which is identified as being taken or derived from a publication of Turkey or an agency, instrumentality or state economic enterprise of Turkey is included on the authority of such publication as a public official document of Turkey.

AUTHORIZED AGENT

The authorized agent of Turkey in the United States of America is the Consulate General of the Republic of Turkey, whose address is: Turkish Embassy, Office of the Economic Counselor, 2525 Massachusetts Avenue N.W., Washington, D.C. 20008.

PRINCIPAL OFFICE OF THE REPUBLIC
The Undersecretariat of Treasury of
The Republic Prime Ministry
Ismet Inonu Bulvari
06510 Emek
Ankara
Turkey

FISCAL AGENT, PAYING AGENT, TRANSFER AGENT AND REGISTRAR
The Bank of New York Mellon
101 Barclay Street, 4th Floor
New York, NY 10286
U.S.A.

LEGAL ADVISERS TO THE REPUBLIC

As to United States Law Arnold & Porter LLP 399 Park Avenue New York, New York 10022-4690 U.S.A.	As to Turkish Law The First Legal Adviser to Undersecretariat of Treasury Ismet Inonu Bulvari 06510 Emek Ankara Turkey

LEGAL ADVISERS TO THE UNDERWRITERS

As to United States Law Clifford Chance LLP 10 Upper Bank Street London E14 5JJ United Kingdom	As to Turkish Law Pekin & Pekin Lamartine Caddesi 10 34437 Taksim Istanbul Turkey

LISTING AGENT AND PAYING AGENT IN LUXEMBOURG

KBL European Private Bankers S.A.
43, Boulevard Royal
L-2955 Luxembourg

$1,250,000,000

TÜRKİYE CUMHURİYETİ
(THE REPUBLIC OF TURKEY)

7.5% NOTES DUE JULY 14, 2017

PROSPECTUS SUPPLEMENT

Joint Book Running Managers

Barclays Capital	Deutsche Bank Securities	Goldman Sachs International

Joint Book Running Managers

July 24, 2009